As filed with the Securities and Exchange Commission on April 8, 2011
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CYALUME TECHNOLOGIES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	3640	20-3200738
(State or Other	(Primary Standard Industrial	(IRS Employer
Jurisdiction of Incorporation or Organization)	Classification Code Number)	Identification Number)

96 Windsor Street
West Springfield, MA 01089
(413) 858-2500
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Derek Dunaway
President and Chief Executive Officer
96 Windsor Street
West Springfield, MA 01089
(413) 858-2500
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer’’ and ‘‘smaller reporting company’’ in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of common stock, par value $.001 per share (3)	871,823	$4.68	(2)	$4,075,773	$473.20
Shares of common stock underlying warrants, par value $.001 per share (4)	160,000	$4.68	(2)	$748,000	$86.84
Total	1,031,823			$4,823,773	$560.04

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of the Registrant’s common stock as shall be issued by the Registrant to the selling stockholders named in this registration statement as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on average of the bid and asked price of the Registrant’s common stock on April 5, 2011, as quoted through the Over-The-Counter Bulletin Board.

(3)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
(4)	Represents shares of the Registrant’s common stock underlying warrants being registered for resale by the selling stockholders named in this registration statement.

The Registrant hereby agrees to amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION April 8, 2011

PROSPECTUS

1,031,823 Shares of Common Stock

CYALUME TECHNOLOGIES HOLDINGS, INC.

This prospectus relates to 1,031,823 shares of common stock of Cyalume Technologies Holdings, Inc. (‘‘Cyalume,’’ ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ or ‘‘us’’), a Delaware corporation, that may be sold from time to time by the Selling Stockholders named in this prospectus. This includes (i) 871,823 shares of common stock held by certain institutional investors, (ii) 94,118 shares of common stock underlying warrants held by Granite Creek Flexcap I, L.P., and (iii) 65,882 shares of common stock underlying warrants held by Patriot Capital II, L.P. Cyalume will not receive any of the proceeds from the sale of the shares under this prospectus, although Cyalume could receive up to $320,000 upon the exercise of all of the warrants held by the Selling Stockholders whose underlying common stock is being registered hereunder, subject to warrants being exercised on a cashless basis.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under ‘‘Selling Stockholders’’ and ‘‘Plan of Distribution’’ in this prospectus.

Our common stock, warrants and units (defined as consisting of one share of common stock and one warrant to purchase one share of common stock) are traded on the Over-the-Counter Bulletin Board under the symbols CYLU, CYLUW and CYLUU, respectively. On April 5, 2011, the closing sale price of the common stock, warrants and units was $5.00, $0.32 and $3.50, respectively. You are urged to obtain current market quotations of common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

INVESTING IN OUR COMMON STOCK IS HIGHLY RISKY. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE ‘‘RISK FACTORS’’ BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

_______________ ___, 2011

3

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

CYALUME TECHNOLOGIES HOLDINGS, INC.

TABLE OF CONTENTS

Prospectus Summary	1
The Offering	2
Risk Factors	3
Use of Proceeds	8
Price Range of Securities and Dividends	8
Management’s Discussion and Analysis of Financial Condition and Results of Operations	10
Business	15
Management	22
Executive Compensation	27
Selling Stockholders	33
Plan of Distribution	35
Principal Stockholders	37
Certain Relationships and Related Transactions	39
Description of Securities	40
Shares Eligible for Future Sale	43
Legal Matters	44
Experts	44
Where You Can Find Additional Information	44
Index to Financial Statements	F-1

4

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including ‘‘Risk Factors, ’’ the consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision. In this prospectus, the terms the ‘‘Cyalume,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to Cyalume Technologies Holdings, Inc., a Delaware corporation, and its subsidiaries.

Overview

Cyalume Technologies Holdings, Inc. (“Cyalume”) is a holding company whose primary business operations are conducted through its wholly-owned subsidiary Cyalume Technologies, Inc. We refer to Cyalume Technologies, Inc. as ‘‘CTI’’; which includes its wholly-owned French subsidiary, Cyalume Technologies, S.A.S. (‘‘CTSAS’’).  CTSAS is located in Aix-en-Provence, France.

Cyalume was incorporated in Delaware on July 19, 2005 under the name Vector Intersect Security Acquisition Corp. (‘‘Vector’’). On December 19, 2008, Vector acquired all of the outstanding securities of CTI from GMS Acquisition Partners Holdings, LLC, through Vector’s wholly-owned subsidiary, Cyalume Acquisition Corp., resulting in CTI becoming a wholly-owned indirect subsidiary of Vector. Promptly after the acquisition of CTI, Vector changed its name to Cyalume Technologies Holdings, Inc. and Cyalume Acquisition Corp. was merged with and into CTI, a transaction that resulted in CTI becoming a direct, wholly-owned subsidiary of Cyalume Technologies Holdings, Inc.  Prior to the acquisition of CTI, Cyalume had no operating business.

Cyalume is a global, technology-based manufacturer primarily producing products where light is generated through a chemical reaction known as chemiluminescence. Our most popular product is a 6 inch light stick. A light stick is a translucent flexible plastic tube that is partly filled with one chemical ingredient and also with a glass container (‘‘ampoule’’) that contains a complementary reactive chemical. When the tube is bent enough to break the glass ampoule, the chemicals contained within the plastic tube mix and light is generated. We also use chemiluminescent technology to make products providing day/night marking and illumination as components of ammunition. In addition, a variety of reflective products are produced that both reflect direct light back and retain energy for a short period of time so they continue to glow after the light source is removed. Reflective products include a variety of patches and safety belts. Both chemiluminescent and reflective products may employ infrared technology that allows observation of the product with proper night vision goggles. We are actively searching for potential acquisitions that would complement our existing business.

Chemiluminescent products come in varying shapes and sizes and provide light in different colors, intensity and duration. Light sticks come in lengths ranging from 1.5 inches to 15 inches. Durations for specified light output range from 5 minutes to 24 hours. In addition to light sticks, products include flat disks employing a translucent aluminum pouch instead of an ampoule. These products also come in different sizes and with adhesive backings (‘‘Tac-Glow’’). Colors emitted include red, blue, white, yellow, green and orange. Additionally, both light sticks and Tac-Glow products can be produced to emit infrared light.  Products also include training and tactical chemiluminescent ammunition payloads for both military and commercial markets that offer a non-pyrotechnic, environmentally-friendly alternative to conventional ammunition.  Reflective products include patches that can reflect white light or infrared, and safety belts. (See Product Applications for a discussion of the many uses of these products.) Products are manufactured at both the West Springfield and Aix-en-Provence locations.

Corporate Information

Our executive offices are located at 96 Windsor Street, West Springfield MA, 01089 and the telephone number is (413) 858-2500. Our website is www.cyalume.com. Information contained in the website does not constitute part of this prospectus.

Risks Affecting Us

In evaluating the resale of the shares of our common stock, you should carefully read this prospectus and especially consider the factors discussed in the section titled ‘‘Risk Factors.’’

THE OFFERING

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus of up to 1,031,823 shares of our common stock which consists of the following: (i) 871,823 shares of common stock issued to certain institutional investors in a March 2011 private placement, (ii) 94,118 shares of common stock underlying warrants issued to Granite Creek Flexcap I, L.P., and (iii) 65,882 shares of common stock underlying warrants issued to Patriot Capital II, L.P. We issued the securities in July 2010 to Granite Creek Flexcap I, L.P., and Patriot Capital II, L.P. in connection with a certain convertible, subordinated debt financing.

As of April 5, 2011, we had a total of 16,743,553 shares of common stock issued and outstanding, and outstanding securities convertible or exercisable into 8,349,923 shares of common stock, consisting of: (i) 5,683,256 shares from outstanding exercisable warrants and/or options and (ii) 2,666,667 shares from outstanding convertible, subordinated debt. We will not receive any proceeds from any sale of shares of common stock by the Selling Stockholders, although if the 160,000 warrants are converted into shares of our common stock, we will receive $320,000 upon exercise and we will have 16,903,553 shares of common stock issued and outstanding, subject to any warrants being exercised on a cashless basis. Unless a waiver is obtained from our lenders, any proceeds from the issuance of equity will be applied to outstanding senior debt. The Selling Stockholders may sell their shares of common stock from time to time at prevailing market prices.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus.

Risks Related to our Business

Budget constraints of the federal or foreign governments could reduce revenue.

Sales for which federal or foreign governments and militaries thereof are the ultimate customer accounted for more than 90% of our business in 2010 and 2009. Budget reductions or spending constraints affecting military spending could cause delays, reduce the scope of, or result in cancellations of orders for products, which could reduce revenues.

Failure to obtain and/or maintain required export and other licenses could reduce revenue.

A portion of our business depends upon obtaining and maintaining required export licenses. Failure to obtain or maintain required licenses could result in the termination of certain products being sold. In addition, CTI and/or our employees may be required in the future to maintain certain facility security clearances. If CTI or our employees were found not to be in compliance, we could be excluded from bidding on certain contracts, removed from projects and/or fined, all of which would adversely impact our financial condition and good standing.

We operate under fixed price contracts and failure to control costs may reduce profitability.

Much of our revenues result from fixed price contracts. Unanticipated increases in the cost of raw materials, labor and overhead could result in less profitability on such contracts.  Some raw materials are affected by the prices of other commodities that are not under our control.  These include certain chemicals and plastics whose costs are a function of oil prices.  Another example is the cost of electricity, which we need to operate manufacturing processes and over which we have no control.

Some of our contracts include provisions for annual price escalations, based on bench-marks such as the consumer price index or the producers’ price index. Annual escalations received may or may not correlate to the price changes in the materials and services that we purchase.

If we are unable to design, manufacture, and market product offerings in a timely and efficient manner, we may not remain competitive.

Some markets are characterized by continuing technological advancement, changes in customer requirements, and evolving product standards.  Accordingly, we devote a substantial amount of resources to product development. To compete successfully, we must develop and market new products that provide increasingly higher levels of performance and reliability. Product development is highly uncertain and we cannot guarantee that we will successfully develop new products. Our inability to develop and market these products or to achieve customer acceptance of these products could limit our ability to compete in the market or to grow revenues at satisfactory rates of growth.

In addition, we offer a wide variety of products. If the design, manufacturing or marketing of a product, or products, is not successful and we must allocate more resources to ensure the products’ success, it could lower the profitability of the product, or products, or affect customer perceptions as to the quality of the products and services being offered.

We purchase the majority of raw materials from a limited number of venders. A disruption in supply may cause delays in manufacturing.

The majority of chemicals, plastics, glass and packaging materials are purchased from a limited number of venders. A disruption in supply from any of these venders could affect our ability to manufacture finished goods for sale on a timely basis. We maintain a safety margin of inventory of these raw materials to rely on in the event of a disruption. However, safety stock may not be adequate in the event of an extended disruption.

Changes in foreign currency exchange rates could affect financial results.

CTI and CTSAS manufacture products in and sell products from the U.S. and France, respectively. Products sold by CTI are priced in U.S. dollars and most raw material components are purchased in U.S. dollars. Products sold by CTSAS are priced predominantly in euros and most of CTSAS’ raw material purchases from third parties are priced in euros. Significant changes in foreign exchange rates will affect reported financial results. CTI enters into short-term financial hedges (less than six months in duration) against currency risk relating to the billing and collection of revenues from CTI’s sales to CTSAS.

We are subject to various government regulations that could cause delays in the delivery of new products and may subject us to audits or other similar review processes.

As a supplier to agencies of various federal, state, local, and foreign governments, we are obligated to comply with a variety of regulations governing operations and the workplace. Unforeseen problems may impact our ability to bring new products to market on a timely basis, secure new contracts or require us to make potentially costly changes to operations which could reduce profitability in order to obtain contracts. Furthermore, some new products have been developed in conjunction with the U.S. Military, which largely dictates the timing of the product development process and over which we have limited control.

Inability to effectively integrate future acquisitions could reduce profitability.

We plan to make a number of acquisitions in future years, which will require that we integrate operations and systems and personnel from those businesses. This process requires, among other things, that we continually evaluate operational and financial systems and controls and enhance those systems and controls as necessary. If we are unable to successfully integrate these acquisitions, it could reduce profitability and detract from future growth opportunities.

We are reliant upon key personnel and the loss of these key personnel could result in the deterioration or loss of relationships with certain customers or suppliers, which could result in a loss of business.

We depend on the expertise, experience and continued services of senior management and other key employees. Our operations and most decisions concerning the business will be made or significantly influenced by these individuals. The loss of members of senior management or other key employees could result in the deterioration or loss of relationships with certain customers or suppliers, which could result in a loss of business.

Revenue, operating results and profitability will fluctuate, which may lead to volatility in the market price of our common stock.

Revenue, operating results and profitability will likely fluctuate. Changes in product mix sold and the timing of sales to customers, together or individually, may contribute to the material variability of quarterly revenue, operating results or profitability. Such volatility may not meet the expectations of management, securities analysts or investors, which in turn may result in significant fluctuations in the market price of our common stock.

Revenue, operating results and profitability may be reduced by any major redeployment of troops.

Many of our military products are used both for training and live theater purposes. Generally, per capita soldier consumption of these products is relatively consistent between the two purposes.  The U.S. military has reduced the number of American military personnel in Iraq and increased the number of American military personnel in Afghanistan. Any major troop realignments/reductions, if significant enough in number, could result in a temporary reduction in overall product consumption until troops are redeployed for training or another live theater application.

We operate in increasingly competitive markets, which may make it more difficult to successfully bid on future contracts.

We expect competition to increase in the future, especially in the ammunition market. We also expect that some competitors, or potential competitors, will feel increasing pressure to underbid government and commercial projects, in order to deploy their workforces and maintain or step up their activity levels. This may make it more difficult to prevail on competitive bids for contracts to the degree we have historically enjoyed, to increase revenue, and to maintain profitability.

Most new contracts will likely be subject to competitive bidding, which adds difficulty to accurately predicting the timing of sales and the allocation of resources.

Most governmental agencies and many commercial customers require that their significant contracts be competitively bid. Typically they utilize the ‘‘Request for Proposal’’ (“RFP”) method where several competitors submit their sealed proposals for a particular project, or the ‘‘Request for Qualifications’’ (“RFQ”) process where competitors submit their qualifications for consideration by the customer. Some contracts open for bidding utilize the standard ‘‘Straight Bid’’ process where the detailed specifications for products are published and lenders submit a ‘‘Bid’’ or fixed price, for the contract. Other competitive bidding processes are also utilized. Our success in responding to an RFP, RFQ, Straight Bid, or other competitive bidding process is dependent upon the quality of our estimating process, knowledge of the industry, knowledge of our customers and other factors requiring significant judgment and expertise. Because of the nature of the bidding process, we cannot know if we will be successful on any given bid, which adds difficulty to accurately predicting the timing of sales and the allocation of resources.

Our ability to win new contracts depends on factors outside our control, which could limit growth.

Our growth is generally dependent upon the ability to win new contracts. This depends on a number of factors we cannot control, including substitution of our products with products based on an alternative technology. For example, currently, certain battery or electrically powered products may be used as alternatives to some of our products.

Governmental agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund revenues, pay unexpected taxes, forego anticipated revenues and/or may be subject to penalties and sanctions, including prohibitions on bidding in competitive bidding processes.

Governmental agencies generally have the authority to audit and investigate our contracts with them. As part of that process, some governmental agencies may review our performance on the contract, pricing practices, change orders, and compliance with the terms of the contracts, and applicable laws, regulations and standards. If the agency determines that we have improperly billed the governmental entity, we could be required to refund revenues, or forgo anticipated revenues. If a government audit uncovers improper or illegal activities, or otherwise determines that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.

If we fail to satisfy contractual obligations, our ability to compete for future contracts could be limited.

Failure to comply with contract requirements or to meet customer’s performance expectations when fulfilling a contract could injure our reputation, which, in turn, could impact our ability to compete for new contracts.  Failure to meet contractual obligations could also result in substantial lost revenues.

We may be unsuccessful in resolving pending litigation relating to contractual disputes with Omniglow, LLC, which could result in having to pay damages to Omniglow, LLC. Omniglow, LLC purchased the novelty business of CTI’s predecessor on January 23, 2006.

CTI is in the process of resolving pending litigation relating to several contractual disputes arising from the separation of our businesses from Omniglow, LLC. If CTI is not successful in settling the litigation and if CTI does not prevail on the merits of the case, then a judgment may be entered against CTI, which could require it to pay damages to Omniglow, LLC. Omniglow, LLC seeks compensatory damages of $1.4 million, to be trebled, and, recovery of costs and legal fees. CTI believes Omniglow, LLC’s claims to be without merit. CTI has filed for damages of $368,000. On June 11, 2010, the court ordered that Omniglow LLC was entitled to damages of approximately $828,000 from CTI, in addition to damages for certain lost profits that have not been calculated, costs and attorney’s fees. On August 17, 2010, the court issued an amended order vacating the June 11 order, but entered an amended order stating that judgment on the claims calculated thus far shall be entered in the amount of approximately $828,000, on which prejudgment interest shall accrue only on approximately $104,000 of that amount. On March 28, 2011, CTI received additional Findings, Rulings and Order in Civil Action No. 06-706 in which the Court awarded $1.7 million damages for certain lost profits.  Prejudgment interest at the rate of twelve (12%) percent per annum since the filing of the complaint in 2006 will accrue on $575,000 of that amount.  The Court also awarded attorney’s fees and costs in the amount of $235,000.  A final judgment will enter at the direction of the Court.  CTI is considering its alternatives relating to the Findings and is in the process of evaluating all avenues of appeal.  CTI has thirty (30) days from the entry of final judgment to file any appeal. According to the Stock Purchase Agreement with CTI’s former owners (from whom we purchased CTI in 2008), the former owners have indemnified CTI for all costs and liabilities associated with Civil Action No. 06-706.

Because we do not intend to pay dividends on common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on common stock. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our Board of Directors and will depend on factors our Board of Directors deems relevant, including among others, results of operations, financial condition and cash requirements, business prospects, and the terms of credit facilities and other financing arrangements. The debt financing arrangements put into place in connection with the acquisition of CTI prohibit CTI from providing us with funds to pay a dividend. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value.

Our securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of our securities more than if the securities were quoted or listed on the NASDAQ or the AMEX markets.

Our securities are quoted on the Over-the-Counter Bulletin Board, a NASD-sponsored and operated inter-dealer automated quotation system. Quotation of our securities on the Over-the-Counter Bulletin Board will limit the liquidity and price of securities more than if the securities were quoted or listed on NASDAQ or AMEX

We currently have a small number of beneficial holders, which may result in limited trading and also limit the liquidity and price of securities.  Furthermore, this may result in unexpected price volatility.

If we fail to meet financial covenants with our lenders, they would be able to declare an event of default.

If we were unable to meet the financial covenants specified in loan documents, our lenders would be able to declare an event of default. If an event of default were declared, all debts to the lender could become due and payable immediately, which could result in ceasing operations unless new arrangements were made.

We may choose to redeem outstanding public warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, we may redeem all outstanding public warrants at any time after they become exercisable at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sale price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Calling all outstanding warrants for redemption could force the warrant holders:

▪	To exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;
▪	To sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or
▪	To accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Warrant holders may not be able to exercise their warrants, which may create a liability for us.

Holders of the warrants we issued in our initial public offering and immediately preceding private placement will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have agreed to use our best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and we intend to comply with such agreement, we cannot assure that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of warrants for sale. A registration statement under the Securities Act of 1933 relating to the shares of common stock underlying the warrants became effective February 9, 2009 and it is still effective as of December 31, 2010. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws. Since our obligations in this regard are subject to a ‘‘best efforts’’ standard, it is possible that, even if we are able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on us to compensate warrant holders due to the change in circumstances that led to our being unable to fulfill obligations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. The proceeds from the sale of each Selling Stockholder’s shares of common stock will belong to that Selling Stockholder, although if the warrants to purchase 160,000 shares of our common stock are exercised for cash, we will receive $320,000.  Unless a waiver is obtained from our lenders, any proceeds from the issuance of equity will be applied to outstanding senior debt.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Our common stock, common stock purchase warrants and units, are quoted on the Over-the-Counter Bulletin Board under the symbols ‘‘CYLU,’’ ‘‘CYLUW,’’ and ‘‘CYLUU,’’ respectively. The following table sets forth the high and low sales information for our common stock, common stock purchase warrants and units for the period from January 1, 2009 through April 5, 2011. The Over-the-Counter Bulletin Board quotations reflect inter-dealer prices, are without retail markup, markdowns or commissions, and may not represent actual transactions.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low

First quarter 2009	$14.15	$2.50	$2.30	$0.32	$15.00	$3.50
Second quarter 2009	$4.11	$3.00	$1.10	$0.15	$-	$-
Third quarter 2009	$3.93	$3.10	$1.25	$0.20	$-	$-
Fourth quarter 2009	$6.00	$3.30	$0.50	$0.29	$-	$-
First quarter 2010	$3.85	$3.35	$0.50	$0.30	$-	$-
Second quarter 2010	$3.74	$3.00	$0.50	$0.16	$-	$-
Third quarter 2010	$5.00	$3.01	$1.15	$0.15	$-	$-
Fourth quarter 2010	$4.20	$3.25	$0.50	$0.19	$-	$-
First quarter 2011	$5.90	$4.01	$0.62	$0.25	$-	$-
Second quarter 2011 through April 5	$5.00	$5.00	$0.32	$0.32	$-	$-

There have been no Units transactions since the first quarter of 2009.

Number of Holders of Common Stock

As of April 5, 2011, there were of record 184 holders of our common stock, one holder of public warrants, and one holder of units. Cyalume believes that the number of beneficial holders of each of these securities is significantly greater than the number of record holders.

Dividends

We have never declared or paid cash dividends on common stock and do not anticipate declaring or paying cash dividends on common stock in the foreseeable future. Payments of future dividends on common stock, if any, will be at the discretion of our Board of Directors after taking into account various factors, including financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our Board of Directors may deem relevant. The debt financing arrangements put into place in connection with the acquisition of CTI prohibit CTI from providing us with funds to pay a dividend.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,189,083	(1)	3.58	(2)	607,750
Equity compensation plans not approved by security holders	100,000		8.00		—
Total	1,289,083		3.93	(2)	607,750

(1)
Includes 322,583 shares of restricted stock awards granted under the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan. The remaining balance consists of outstanding stock option and warrant grants.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock awards which have no exercise price.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

In the following discussion of our operating business, unless the context otherwise requires, references to Cyalume, we, us, our, include Cyalume, Cyalume Technologies, Inc. and Cyalume Technologies, S.A.S; references to CTI include only Cyalume Technologies, Inc. and its wholly-owned subsidiary Cyalume Technologies, S.A.S. (“CTSAS”).

We are a global, technology-based manufacturer primarily producing products where light is generated through a chemical reaction known as chemiluminescence. Our most popular product is a 6 inch light stick. We also use chemiluminescent technology to make products providing day/night marking and illumination as components of ammunition. In addition, a variety of reflective products are produced that both reflect direct light back and retain energy for a short period of time so they continue to glow after the light source is removed. Reflective products include a variety of patches and safety belts. Both chemiluminescent and reflective products may employ infrared technology that allows observation of the product with proper night vision goggles. We are actively searching for potential acquisitions that would complement our existing business.

The majority of revenues are derived from sales for the ultimate use of the U.S. Military and various other militaries around the globe, most significantly to three key customers: NAMSA, Rheinmetall Waffe Munition and LC Industries, which accounted for 73% of product sales in 2010. Additional revenues are derived from sales to other militaries and sales into the commercial markets, including police, fire and EMS departments. In the military market there are longer-term fixed price, indefinite quantity, contracts of generally three to five years that provide higher margins because the products are more technologically advanced than those of competitors. In the commercial markets advanced technology is generally not as important and therefore competition is greater, resulting in lower margins.

Although sales are made into several markets and manufacturing plants are operated in both the U.S. and Europe, the business is managed and financial results are reported as one segment. Senior management focuses on consolidated results to make strategic and tactical decisions. There are several reasons for this. Products are similar in each market and based on the same technologies. Thus management pays attention to individual products as well as individual customers and contracts in terms of pricing and costing. For the largest selling product line, the 6 inch light stick (in its various permutations of color and duration), the manufacturing processes are similar and both the U.S. and European plants make these products. Therefore, the 6-inch light sticks can be and are made at both plants and can be produced and shipped from one plant to the other to help meet peak periods of demand. In addition, important functions such as marketing and research and development (“R&D”) manage their activities and allocate their resources from a strategic viewpoint and generally not on the basis of where a product is made or who it might be sold to. Overall financial performance is evaluated based on: revenues; gross profit and gross margin; selling/research and development/administrative expenses; and cash flow. EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a performance measure of operational cash flows. Product performance is evaluated based on unit cost of production and number of units produced and sold. All of these measures are evaluated against results for prior periods and against budgets.

Cyalume is currently a smaller reporting company based on outstanding equity held by non-affiliates having a market value under $75 million as of our most recently completed second quarter. Therefore, only two years of audited financial statements are presented.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.  Estimates are used when accounting for certain items such as reserves for inventory, accounts receivable and deferred tax assets; assessing the carrying value of intangible assets including goodwill; determining the useful lives of property, plant and equipment and intangible assets; and in determining asset retirement obligations.  Estimates are based on historical experience, where applicable, and assumptions that we believe are reasonable under the circumstances.  Due to the inherent uncertainty involved with estimates, actual results may differ.

Revenue Recognition

Revenue from the sale of products is recognized when the earnings process is complete and the risks and rewards of ownership have transferred to the customer. Depending on the terms of the individual sales arrangement with our customer, sales are recognized at either the shipping point or upon receipt by the customer. Costs and related expenses to manufacture the products are recorded as costs of goods sold when the related revenue is recognized.

We have several significant contracts providing for the sale of indefinite quantities of items at fixed per unit prices, subject to adjustment for certain economic factors. Revenue under these contracts is recognized when goods ordered under the contracts are received by the customer. Whenever costs change, we review the pricing under these contracts to determine whether they require the sale of products at a loss. To date, we have no loss contracts which would require the accrual of future losses in the current financial statements.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are recognized when, based upon available evidence, realization of the assets is more likely than not.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

We classify interest on tax deficiencies as interest expense and income tax penalties as other miscellaneous expenses.

Goodwill

Goodwill is deemed to have an indefinite life and accordingly, is not subject to annual amortization.  Goodwill is subject to annual impairment reviews, and, if conditions warrant, interim reviews based upon its estimated fair value.  Impairment charges, if any, are recorded in the period in which the impairment is determined.

Intangible Assets

Intangible assets in 2010 included developed technologies and patents, customer relationships and non-compete agreements, which are amortized over their estimated useful lives, and trademarks and trade names, which are considered to have indefinite useful lives and therefore are not amortized. The non-compete agreements expired in December 2010. The carrying amounts of intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that those carrying amounts may not be recoverable. Costs incurred to register new patents or defend existing patents are capitalized while costs to renew or extend the term of intangible assets are expensed when incurred.

Inventories

Inventories are stated at the lower of cost (on a first-in first-out (“FIFO”) method) or net realizable value.  We periodically review the realizability of inventory. Provisions are recorded and reserves are established for potential obsolescence. Determining adequate reserves for inventory obsolescence requires management’s judgment. Conditions impacting the realizability of inventory could cause actual write-offs to be materially different than reported inventory reserve balances.

Foreign Operations and Currency

Accounts of our foreign subsidiary are recorded using their local currency (the euro) as the functional currency. For consolidation, income statement accounts are converted to U.S. dollars using the average exchange rate for the monthly period being reported. Assets and liabilities are converted to U.S. dollars using the exchange rate in effect as of the balance sheet date. Equity transactions are converted to U.S. dollars using the exchange rate in effect as of the date of the transaction. Translation gains and losses are reported as a component of accumulated other comprehensive income or loss. Gains and losses resulting from transactions which are denominated in other than the functional currencies are reported as other income or loss in the statement of operations in the period the gain or loss occurred.

Results of Operations

Revenues:  Sales volumes rebounded in 2010 after a significant decline in 2009, leading to a $5.8 million increase in revenue. Many products are sold under indefinite quantity type contracts whereby we fulfill orders as they are placed by customers. We do not have insight into why military customers order at the times or quantities that they do, however, we see no indication that the underlying usage of our products has diminished. Price changes contributed about 12% of the increase in revenues with the remainder resulting from increased sales volume. We believe that the global recession and constraints on budgets worldwide negatively affected revenues in both 2010 and 2009.

Gross profit:  Gross profit improved $5.8 million in 2010 compared to 2009.  The gross margin for2010 was 50.4% compared to 41.6% for 2009. The improvement was driven by a combination of price increases on certain products we sold, changes in product mix and the elimination of amortization of inventory step-up to fair value included in the 2009 results.

Expenses:  Sales and marketing expenses increased primarily due to the hiring of additional sales personnel. Improved financial performance led to performance bonus payments increasing general and administrative expenses and research and development expenses.

Interest expense, net:  Interest expense declined in 2010 due to lower outstanding debt levels.

Amortization of intangible assets and impairment losses:  In 2009, we recorded impairment losses of $25.6 million on identified intangible assets. This substantially lowered the amount of intangible assets to be amortized in 2010 and future periods. Accordingly, during 2010, we amortized only $1.8 million of intangible assets, compared to $3.5 million in 2009. Additionally, in 2009 we recorded a goodwill impairment loss of $12.5 million. There was no goodwill impairment loss in 2010.

Other (income) losses, net:  The other income recorded in 2010 was primarily the collection of account receivable balances that had been fully reserved in prior years. The other loss in 2009 was primarily the impact of foreign exchange rates on operations.

Provision for (benefit from) income taxes:  The significant 2009 pre-tax net loss is the primary factor in the $8.5 million change in the 2010provision for income taxes over the 2009benefit from income taxes. The effective tax rate for 2010 of 39% is higher than the 2009 rate of 17% due to the goodwill impairment loss recorded in 2009, which is a permanent difference between U.S. generally accepted accounting practices income and taxable income, as well as the decrease in the valuation allowance on deferred tax assets and prior year income tax true-up adjustments for foreign subsidiary income and related foreign tax credits.

Foreign exchange rates:  If 2010 operations in foreign currencies had been translated using the foreign exchange rate in effect at the end of 2009, revenues would have been $497,000 higher than reported and gross margin would have increased $264,000. Net income would have been $136,000 higher than reported.

Balance Sheet

Accounts receivable decreased in 2010 due primarily to a single significant account with extended terms having a receivable balance of $1.8 million at December 31, 2009 that was collected in the first quarter of 2010.

Inventories increased $600,000 in 2010 due primarily to a $538,000 increase in packaging materials inventory and a $707,000 decrease in inventory reserves, offset by a $676,000 decline in finished goods inventory. Inventory balances fluctuate due to recent sales activity and the timing of purchases of raw materials. Certain raw materials are purchased only several times a year due to long lead times and the desire to purchase in bulk, while other materials are purchased more frequently. Inventory reserves declined as obsolete inventory was disposed.

Property, plant and equipment increased $125,000 due to asset acquisitions of $1.3 million, primarily a new company-wide computer system, offset by the sale of excess land and depreciation expense.

Net intangible assets declined $1.6 million as costs incurred to register new patents or defend existing patents was more than offset by $1.8 million in amortization.

Net non-current deferred income tax liabilities increased $1.0 million in 2010, primarily as a result of the following:

•	Increased by the utilization of net operating losses during 2010 and the allocation of the majority of the remaining net operating losses to current;
•	Net decrease to the balance of unrepatriated earnings of CTSAS and associated foreign tax credits;
•	Net decreases to the carrying value of various identified intangible assets as a result of annual amortization expense;
•	Net increases to the carrying value of fixed assets as a result of annual depreciation expense differences.

Accounts payable and accrued expenses decreased a net $744,000 in 2010 due to the timing of purchases of chemicals and other raw materials and the payment of bonuses in December 2010 instead of being accrued at year end.

In assessing the realization of long-term deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The realization of deferred income tax assets depends upon future taxable income in years before net operating loss carryforwards expire. We evaluate the recoverability of deferred income tax assets on a quarterly basis. If we determine that it is more likely than not that deferred income tax assets will not be recovered, we establish a valuation allowance against some or all deferred income tax assets. Recording a valuation allowance or reversing a valuation allowance could have a significant effect on future results of operations and financial position.

A valuation allowance of approximately $4.1 million was provided on deferred federal tax assets for the carryforward of foreign tax credits, which we do not anticipate using in the near-term. The utilization of this asset is dependent upon generation of significant revenues from sources outside the U.S.

We had federal net operating loss carryforwards amounting to $5.0 million and $9.5 million at December 31, 2010 and 2009, respectively. The net operating loss carryforward at December 31, 2010 expires in fiscal years 2025 through 2029. Internal Revenue Code Section 382 limits utilization of these losses to $3.2 million per year, plus amounts carried forward from prior years. It is possible that future changes in ownership could result in changes to the amounts allowed by IRC Section 382.  State net operating loss carryforwards amounted to $6.2 million and $11.7 million as of December 31, 2010 and 2009, respectively.

Derivatives liability increased $296,000 in 2010 due primarily to the value of interest rate swaps falling as forecast interest rates have fallen.

Liquidity and Capital Resources

As of December 31, 2010 and 2009, we had $4.1 million and $2.0 million, respectively, in cash.Net cash from operations improved $4.5 million as higher revenues improved net income.Net cash used in investing activities was $1.4 million in 2010, an increase of $400,000 from 2009. This increase was driven by the implementation of a new computer system and an increase in capitalized patent costs, offset by $200,000 from the sale of excess land. The 2011 capital expenditures budget is expected to be funded from operating cash flows.

We are actively searching for potential acquisitions that would complement our existing business. Any acquisition could be financed by a combination of cash, equity and/or debt.

In July 2010 we issued $8.5 million in convertible notes due in 2014. The convertible notes required monthly interest payments starting in September 2010 at a rate of 11% per annum and mature on March 19, 2014, unless earlier repurchased or converted. No principal payments are required on these convertible notes until maturity, when the full balance is due. We have the right to prepay the notes in whole or in part at any time without penalty. The convertible notes are senior secured obligations and rank junior to all senior debt held by TD Bank, N.A. but senior to all other remaining long-term debt including existing and future subordinated debt. The notes are convertible at any time into 2,666,667 shares of common stock at a conversion price of approximately $3.19 per share. If, after the date hereof, we effect a stock dividend, stock split, combination or similar transaction on common stock, the conversion price in effect immediately prior to such action shall be adjusted so that the convertible note holders shall be entitled to receive the amount of common stock it would have owned immediately following such action had the notes been converted in full immediately prior thereto.

The convertible note principal of $8.5 million was used in the following manner (all amounts in thousands):

Principal amount of convertible notes	$8,500
Less: Debt issuance costs	(558)
Proceeds from convertible notes payable	7,942
Less amounts paid from proceeds from convertible notes:
Principal payment on senior debt	(7,200)
Principal payment on line of credit	(500)
Debt issuance costs	(50)
Cash retained for operations	$192

As part of this transaction, a $7.2 million payment was made on senior debt and the remaining unpaid senior debt was modified to have reduced principal payments and lower interest rates.  The lower monthly principal payments have significantly improved short-term cash flows.

In connection with issuing the convertible notes, we also issued five-year warrants to purchase up to 160,000 shares of common stock at price of $2.00 per share.  Each warrant contains provisions for cashless exercise and antidilution protection upon a distribution of dividends or a reclassification of common stock in connection with the issuance of the warrants. We have also entered into a registration rights agreement with each note holder, pursuant to which each such lender was granted “piggy-back” registration rights on the shares of common stock underlying the warrants.

On March 18, 2011 we sold 871,823 unregistered shares of common stock to institutional investors in a private placement at a price of $4.60 per share. A related registration rights agreement requires us to file a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) to register the shares for resale within 45 calendar days of the closing date, and to have the registration statement declared effective within 90 calendar days of the closing date of the private placement, or 150 days in the event the Registration Statement is reviewed by the SEC. The consideration paid by investors consisted of $3.5 million in cash and the cancellation of 1,015,000 public warrants, which were valued at $.50 per warrant. We will use the proceeds for general corporate purposes.

Forecast principal and interest payments on debt for 2011 are $1.8 million and $1.9 million, respectively, compared to $13.1 million and $2.2 million, respectively, in 2010. Principal payments in 2010 included the senior debt and line of credit principal payments discussed above, as well as principal payments on the line of credit facilitated by the reduced principal payments required by the senior debt modification. Interest payments in 2011will be lower than 2010 due to the pay-off of the higher interest revolver debt and monthly principal payments to be made on the senior debt in 2011. All 2011 principal and interest payments are expected to be funded from operating cash flows.

BUSINESS

Background

Cyalume Technologies Holdings, Inc. (‘‘Cyalume,’’ ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ or ‘‘us’’) is a Delaware corporation that was incorporated on July 19, 2005 to acquire, through merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the homeland security, national security and/or command and control industries or businesses relating to the manufacture of products for use in such industries.

On December 19, 2008, pursuant to the terms of a stock purchase agreement dated February 14, 2008 and amended October 22, 2008, December 17, 2008 and December 18, 2008, we, through a wholly-owned subsidiary, acquired all of the outstanding securities of Cyalume Technologies, Inc. (“CTI”) from GMS Acquisition Partners Holdings, LLC (“GMS”).  On that day, we filed a Fifth Amended and Restated Certificate of Incorporation that, among other things, changed our name to Cyalume Technologies Holdings, Inc. removed certain provisions that, giving effect to Cyalume’s acquisition of CTI, were no longer applicable and folded the acquisition subsidiary into Cyalume Technologies Holdings, Inc.

Pursuant to the stock purchase agreement, at the closing of the acquisition, the following consideration was paid by Cyalume:
•	Repayment of $40.3 million of indebtedness of CTI, including $38.9 million in principal and $1.4 million in interest, prepayment penalties and other debt retirement expenses;
•	Payment of $425,000 of unpaid acquisition expenses;
•	6,430,928 shares of Cyalume’s common stock to the members of GMS;
•	$30.2 million in cash to holders of GMS Acquisition’s Series A Preferred Units and Series B Preferred Units; and
•	$3,500 to the escrow agent.

Pursuant to the stock purchase agreement, as amended, 1,505,646 of the 6,430,928 shares of Cyalume common stock paid to GMS at the closing of the acquisition were deposited in escrow and 4,925,282 shares were issued to GMS. On December 26, 2008, GMS distributed 4,925,282 of its shares to its members in proportion to each such member’s respective percentage membership interests. Of these 4,925,282 shares, 32,903 were repurchased by us and retired in February 2009.  In March 2009, 138,165 additional shares were issued to the 19 members of GMS at the direction of GMS pursuant to the working capital provisions of the stock purchase agreement.

At the closing, we also paid (i) SMH Capital, Inc. 150,000 shares of stock in lieu of $1.2 million in cash due for a finder’s fee; (ii) $400,000 in fees to our counsel; and, (iii) to Rodman & Renshaw, LLC in partial payment of $2.1 million of deferred underwriting expenses, $250,000 in cash and 93,750 shares of common stock (which were returned on December 30, 2008 and exchanged with the deferred underwriting fees for a note in the aggregate principal amount of $1.8 million) having an agreed-upon value of $750,000. We also agreed to pay $647,000 of the remaining acquisition expenses to counsel over a period of time after the acquisition and to accept the liability for $425,000 of payments to GMS’ counsel.

We maintain our principal executive offices at 96 Windsor Street, West Springfield, Massachusetts 01089. Our telephone number is 413 858-2500. The various reports we file with the SEC, including our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, and our current reports on Form 8-K are available on our website (www.cyalume.com) free of charge. Our website also contains the charters for our Audit, Nominating and Compensation Committees of the Board of Directors as well as our Code of Conduct and Ethics and our Insider Trading Policy. The documents are also available free of charge from our Corporate Secretary at our executive offices.

Current Business

We primarily produce products based on technologies whereby light is generated through a chemical reaction known as chemiluminescence. The base product is known as a ‘‘light stick’’ and is typically 6 inches in length. A light stick is a translucent flexible plastic tube that is partly filled with one chemical ingredient and also with a glass container (‘‘ampoule’’) that contains a complementary reactive chemical. When the tube is bent enough to break the glass ampoule, the chemicals contained within the plastic tube mix and light is generated. In addition, we also produce reflective (patches) and reflective plus photoluminescent (fire tape) products.

Chemiluminescent products come in varying shapes, sizes and functions, and provide light in different colors, intensity and durations. These include:

•
Light sticks that come in lengths ranging from 1.5 inches to 15 inches, and having durations for specified light output that range from 5 minutes to 24 hours. Colors emitted include red, blue, white, yellow, green, orange and infrared.

•	Components to training and tactical ammunition that provide day/night marking and illumination capabilities.
•	Reflective patches that can reflect white light or infrared, and reflective safety belts.

See “Product Applications” for a discussion of the many uses of these products.

We maintain principal executive offices at 96 Windsor Street, West Springfield, Massachusetts 01089. Our telephone number is (413) 858-2500. The various reports we file with the SEC, including annual reports on Form 10-K, proxy statements, quarterly reports on Form 10-Q, and current reports on Form 8-K are available on our website (www.cyalume.com) free of charge. Our website also contains the charters for the Audit, Nominating and Compensation Committees of the Board of Directors as well as our Code of Conduct and Ethics and our Insider Trading Policy. The documents are also available free of charge from our Corporate Secretary at our executive offices.

We have one direct subsidiary: Cyalume Technologies, Inc. (“CTI”). CTI is a Delaware corporation formed on March 27, 1997 with headquarters also located in West Springfield, MA. CTI has one subsidiary, Cyalume Technologies, SAS (“CTSAS”), located in Aix- en-Provence, France.

We manufacture products at both the West Springfield and Aix-en-Provence locations.

Business Strategy

Overall Approach: We have a four-pronged approach for ensuring long-term success.

•
Patent Protection. We have and will continue to pursue patent protection of developed technology, and to aggressively defend against violations of our patents. By conducting research and development, and pursuing appropriate patent protection, we expect to maintain our market leading position.

•	Environmental Initiatives. As evidenced by the news media, governments and the public are becoming more and more concerned with protecting the environment.

•	Federal law now bans the use of various phthalates as a possible human health risk, so we have developed light sticks that are phthalate free.

•
The January 2010 contract with the U.S. military (discussed below in “Customers”) requires that we certify that none of the chemical components have any reporting requirements under SARA (Superfund Amendments and Reauthorization Act) and that none of the chemical components are defined as hazardous or have any release reporting requirements under CERCLA (Comprehensive Environmental Response Compensation and Liability Act).  We believe our products are the only products that meet these standards.

•
The U.S. military expressed environmental and operational concerns about the use of live ammunition in training exercises, so we helped to create a 40 mm round for the military that is non-pyrotechnic and does not contain heavy metals.

•
Product Diversification. We intend to continue to diversify into additional products and applications utilizing current technology and technology now underdevelopment. Product diversification will allow us to present a more complete line of products that meet current and projected user needs. Additionally, product diversification reduces dependence on a relatively small number of products for financial and competitive success. Diversification also helps further distinguish us from competitors who do not make the investment in innovation that we do.

•
Strategic Partnering. We actively seek partners who can help us advance our technologies or introduce products to the market. For example, for the 40mm round, we partner with Rheinmetall Waffe Munition, GmbH, (“RWM”) a major global manufacturer of munitions and other products. We have also entered into research and development agreements with General Dynamics (“GD”) and Fiocchi of America, Inc. (“Fiocchi”) to explore opportunities to jointly develop additional ammunition products utilizing chemiluminescence technologies.

Markets

Our sales efforts are focused on three overall markets: military, ammunition, and commercial and public safety.

Military

The military market accounted for approximately 73% of total revenue in 2010 and 71% in 2009. We sell chemiluminescent devices, primarily light sticks in varying colors, lengths and durations of light output, as well as flat chemiluminescent disks and reflective patches and belts. The primary users of these products are the U.S. Military and militaries participating in NAMSA (“NATO Maintenance and Supply Agency”).

Critical events, risks and uncertainties regarding the military market include the continued use by the U.S. and NATO militaries, the ability to remain on the cutting edge of chemical light technology, the ability to generate additional uses of our products by additional militaries around the world, and managing costs to remain competitively priced. There are also uncertainties of future price increases customarily found in the renewal contracts which would affect revenues and results of operations.

Ammunition

The ammunition market accounted for approximately 19% of total revenues in 2010 and 21% in 2009, and is expected to become our largest market over the next five years. We currently sell chemiluminescent payloads and components to RWM, which incorporates our products into its 40mm round, and then sells the finished round. We believe that there is a wide range of ammunition able to utilize chemiluminescent technology for both military and commercial applications, and thus this market offers us an excellent opportunity for additional revenue growth.

Critical events, risks and uncertainties regarding the ammunition market include the expansion and acceptance of the existing products to the United States military and other foreign militaries. The introduction of additional calibers is perceived as a vital opportunity to increase revenues and improve results of operations over the long-term.

Commercial and Public Safety

The commercial and public safety markets represented approximately 8% of revenues in both 2010 and 2009.Sales are made to different industries and governmental agencies, including manufacturing companies, transportation companies, hotels and police, fire and EMS departments. These products provide emergency light in different ways to different buyers. For example, hotels use light sticks in halls and stairwells for use in power outages while police departments use them in tactical operations and traffic control. Management believes that the commercial and public safety market is currently under-served.

The critical risks and uncertainties in the commercial and public safety market include the need for the continued introduction and promotion of successful products to police, fire and homeland security departments. Our ability to generate demand from potential customers is the greatest factor in success or failure in this market. The commercial and public safety market is more sensitive to pricing than the military markets as customers may not choose to purchase the best available product, but may rather purchase lower quality, lower priced goods from competitors.

The uncertainty of new products from competitors is always a risk that could dilute our existing military market share of chemical light products as well as ammunition and safety products.

Customers

We sell products for military, ammunition and commercial and public safety applications. We do not sell any products as novelties.

•	Military : Our business depends significantly on three key customers: LC Industries (“LCI”), the United States Department of Defense (“U.S. DOD”) and NAMSA.

•	LC Industries

We indirectly supply the U.S. DOD through a contract with LCI, a manufacturer/distributor and a member of the National Industries for the Blind. LCI, in turn, has a direct contract with the U.S. DOD that operates under the program guidelines of “Ability One”, a federal program that creates jobs for the visually impaired and severely disabled. Under our contract with LCI, we sell components to LCI, which assembles and packages the items and then sells/distributes them directly to the U.S. military. Each of the items sold by LCI to the U.S. military is classified by a National Stock Number (“NSN”).

Our contract with LCI was entered into June 1, 2004 and had an initial term of five years, followed by three automatic five-year renewal terms unless the agreement is cancelled. This contract was renewed in 2009 for another five year period. The contract between LCI and the U.S. military is also a fixed price, indefinite quantity contract. Through negotiations with LCI, we share in any price increases received by LCI. Revenues to LCI accounted for approximately 37% of total revenues in 2010 and 27% in 2009. The 2010 increase in revenues was partially due to moving thirteen NSNs from our direct contract with the U.S. DOD to LCI’s contract.

•	U.S. DOD

In January 2010, we were awarded a direct contract with the U.S. DOD issued by the Defense Supply Center in Philadelphia (“DSCP”) to supply chemiluminescent light products that had previously been sold under a prior contract that had expired in 2009. The contract is an indefinite quantity fixed price contract that covers numerous products, each classified by a NSN. A key feature of these products is that they are all phthalate free and covered by Cyalume’s intellectual property, making us currently the only potential supplier of these products to the U.S. DOD. The contract is for a base period of two years plus three, one-year options to extend, exercisable by the U.S. DOD. The contract specifies product prices for the first two years and provides a 2.5% price increase annually thereafter.

In conjunction with the solicitation by the U.S. DOD for awarding this contract, thirteen products that had been part of the previous contract were transferred to a different defense supply center office and became part of the products provided by LCI to the U.S. military, resulting in a decrease in sales to the U.S. DOD. The DSCP contract accounted for approximately 2% of total revenues in 2010 and 15% in 2009. Combining the DSCP and LCI accounts together, these two accounts accounted for approximately 39% of total revenues in 2010 and 42% in 2009. During 2009, the U.S. DOD increased inventory levels to ensure having an adequate supply during the contract bid period. This reduced sales to the U.S. DOD and LCI combined in 2010.

•	NAMSA

We have direct contracts with NAMSA, the administrative services arm serving the non-U.S. NATO countries. NAMSA re-awarded these contracts to us in August 2008. The base contract period is three years and NAMSA has the option to extend for another two years. The contracts contain provisions for pricing escalations. Revenues from NAMSA accounted for approximately17% of total revenues in 2010 and 9% in 2009.

•
Ammunition : Ammunition sales to RWM comprised approximately 19% of total revenue in 2010 and 21% in 2009. Sales are made under purchase orders awarded to us throughout the year as RWM receives orders from various militaries.

•
Commercial and public safety : Sales in this category are made to a variety of distributors, retailers, other businesses and various municipalities’ police and fire departments, none of whom individually represent more than 10% of sales.

Sales and Marketing

We define ourselves as a manufacturer. For the military market, we sell primarily through distributors such as NAMSA and LCI. We have found this to be an efficient and effective model and use this model for the commercial and public safety markets as well. Accordingly, we are utilizing the abilities of distributors who have established key relations with end-users, rather than attempt to sell direct to consumers. The distributors take deliveries from us and then resell our products through their distribution networks to third-party customers, thereby expanding the market for our products at minimal cost to us. In the ammunition market, we sell directly to the prime contractor having the direct contract with the military.

Competitive Strengths

We believe we have many advantages as compared to our competition. For example, we:

•	Own more patents in the chemiluminescent light field than any competitor.

•	Have an active research and development function focused on improving existing technologies and developing new ones for which patent protection will be obtained.

•	Have a wide assortment of products that helps meet the needs of major customers.

•	Focus on high quality, high performance products, while many competitors rely on lower priced/lower quality products.

Product Applications

Chemiluminescent Products: Chemiluminescent products are used in support of military operations in peacetime to support training and in live theater (i.e., wartime) to support battle engagements and troops in the field. Applications include: the nighttime marking of drop and landing zones, marking trails at night, triage marking of wounded soldiers and light for general illumination purposes.

The following are some of the unique product attributes that make our chemiluminescent products well suited for military use:

•	highly reliable for light production after periods of storage of up to four years,
•	provide up to a 360 degree field of illumination,
•	highly portable, waterproof and require no electrical source to work, and
•	safe to use and non-toxic.

We also use chemiluminescent technology to make products providing day/night marking and illumination as components of training and tactical ammunition. Day/night marking rounds increase the effectiveness of weapons training by providing a night-time training ability where, in many cases, one did not exist before. Chemical light munitions are preferable to traditional tracer or training rounds for two reasons. Traditional tracer or pyrotechnic training munitions contain fire-producing elements that can start range fires. Additionally, traditional tracer or pyrotechnic training munitions experience ‘‘duds’’, or unexploded rounds. These unexploded rounds present future safety hazards and must be found and defused. Chemical light training munition payloads cannot start range fires and do not present future safety hazards from unexploded rounds, making their use not only more economical but safer for military personnel.

In the commercial and public safety markets, our products provide sources of light in emergency situations and for general safety purposes. For example, a customer can purchase our product with assurance that it can sit on the shelf for up to four years and still work when needed in the event of a power outage. For marine and boating purposes, we manufacture several specific products to meet the safety needs of boaters.

Our reflective products assist the military by allowing soldiers to identify individuals as ‘friend or foe’ by employing infrared technology. These infrared products such as flag and general identification patches can only be seen with the proper night vision goggles. These products help prevent injuries and death due to friendly fire by providing the proper identification markings during night-time activities. We also produce safety belts that are worn, for example, by military police. These belts both reflect direct light back and retain light energy for a short period of time so they continue to ‘‘glow’’ after the light source is removed.

In the commercial and public safety markets, our reflective products primarily serve police, fire and EMS departments. Personnel of these public services wear products such as safety belts and patches to adequately highlight themselves in the face of traffic and so they can be better seen in emergency situations such as in a burning building.

Competition

For chemiluminescent products for the military market, we believe that we have no direct competitor and that our products are the only ones that currently meet official U.S. and NAMSA military specifications. There are several Asian manufacturers of novelty quality products that occasionally attempt to direct sell their products as military quality, including the fraudulent use of military stock numbers that are placed on the products which we believe have not passed testing. In these cases we rely on the appropriate U.S. and NAMSA agency offices to inspect and reject such products as being non-compliant. We maintain an active program of monitoring such behavior and bringing any such actions to the attention of the appropriate agency personnel.

For the ammunition market, the development period for a new product before final testing and acceptance by the military can be many years. We anticipate that, as we grow revenues in this market, additional competition will emerge as this market represents potentially large revenues. We are defending against this by continuing to invest in technology upgrades in order to stay ahead of any competitors. In addition, where appropriate, we file patents to protect newly developed technology. Also, we review all products submitted by any competitors in military contract bidding processes to determine whether they meet specifications.

In the commercial and public safety markets, we compete with a variety of manufacturers and distributors of novelty products. While these manufacturers and distributors appear to lack the quality, market presence and ability to significantly upgrade existing products, customers in these markets may seek lower prices without consideration for these other factors.

Employees

As of March 31, 2011 we had 169 full-time and 2 part-time employees.  We operate in local labor markets that provide an adequate supply of labor to compensate for any turnover. We are not party to any collective bargaining agreements, have not experienced any work stoppages and consider our relationship with employees to be sound.

Employee Benefits

CTI offers employees wages and benefits that we consider to be competitive in the markets in which we operate. Benefits include medical, dental, life, and disability insurance coverage, paid vacations and holidays and an employee 401(k) savings plan.  CTSAS offers its employees benefits consistent with French law and market conditions.

Supply Chain

We purchase key raw materials, primarily chemicals, plastics, glass and packaging materials from a limited number of suppliers. We have long-term relationships with these suppliers, and maintain annual purchase orders or, in the case of major chemicals, have a ten year contract in place which does not expire until the second half of 2012. In the event of a disruption in the supply of any of the key items, we have identified alternative sources of supply. A stock of raw materials is kept on hand to continue production in the event of an extended supply disruption, providing us time to find alternative suppliers. Raw materials are not considered to be a scarce commodity and we have not experienced supply disruptions in the past.

The West Springfield facility purchases most of its chemicals from Chinese manufacturers. Nearly all other materials, including plastics and glass, are purchased domestically. The Aix-en-Provence facility purchases most of its chemicals from our West Springfield facility after they have been modified for specific applications. Glass, plastics and most other materials are purchased from within the European community.

Research and Development

We have an active research and development department that operates out of the West Springfield headquarters and has chemists and engineers on staff. Additionally we utilize consulting chemists under contractual arrangements that specialize in chemiluminescent and reflective light technology.  Our research and development group is focused on maintaining the high level of quality of existing products; researching and developing improvements to existing products; and, researching and developing new technologies and products with viable commercial applications. We maintain an active program of soliciting feedback and ideas from end-users of products. We incurred research and development expense of $1.7 million and $1.5 million during the years ended December 31, 2010 and 2009, respectively. Additionally, we incurred $0.3 million in capitalized costs for filing new patents in 2010 and $0.2 million in 2009.

Intellectual Property

We rely on the ability to develop patentable technology to help ensure the commercial success of products and technology. Once patents are issued, we follow an active program of monitoring competitors’ products to ensure that our intellectual property is not violated. We currently hold and maintain 27 active U.S. patents, many of which are also registered in various foreign countries. These patents include phthalate free formulations, formulas for creating a more consistent light for longer periods, a bio-degradable light stick, flat disks employing a translucent aluminum pouch instead of an ampoule, and reflective tape that not only reflects light but retains light energy and emits light after the initial light source is removed. We expect to file for additional patents during 2011 and thereafter. Patents typically have a 20-year life from date of filing. While we had four patents expire in 2010, there are no key patents that will expire in 2011.  We do not anticipate a near-term decline in sales as a result of any expiring or expired patents.

Government Regulations

We are subject to the jurisdiction of the State Department of the United States under the International Traffic in Arms Regulations (“ITAR”). Specifically, chemical light infrared products, which are exported from the West Springfield facility to foreign militaries, are subject to these regulations. We must periodically re-register with the State Department for exporting purposes and last did so in June 2010. The renewal, which was granted, expires June 30, 2011 and is subject to renewal again at that time. We are in good standing with the State Department and the ITAR. We must obtain approval from the State Department for each and every export shipment of chemical light infrared products.

Environmental

We are in compliance with all local, state and national environmental regulations under which we are subject to regulation. The cost of compliance with environmental regulations has been and is expected to continue to be negligible.

Backlog

A significant portion of revenue is generated under indefinite quantity, fixed-price contracts whereby we fulfill orders as they are placed by customers. We typically have firm orders on hand at any one time for approximately two to three months’ revenues. Once orders are received they are typically fulfilled within three months.

Segments

We have only one segment for financial reporting purposes under accounting principles generally accepted in the United States.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to each Director, Executive Officers and Key Employees as of April 5, 2011:

Name	Age	Position with Cyalume and Principal Occupation	Held Office Since
Winston Churchill	70	Director and Chairman of the Board	2006
Yaron Eitan	54	Director and Vice Chairman of the Board	2006
Derek Dunaway	41	President and Chief Executive Officer	2008
Michael Bielonko	58	Chief Financial Officer & Secretary	2008
Edgar (Earl) Cranor	53	Vice-President - Technology - CTI	1998
Thomas McCarthy	54	Vice-President - Government & Military Sales - CTI	1998
Tomas Ogas	54	Vice-President - Operations – CTI	2007
Monte Pickens	65	Executive Vice-President - Sales– CTI	2010
Archie Clemins	67	Director	2005
Thomas Rebar	48	Director	2007
Doron Cohen	58	Director	2007
Joseph T. Gorman	73	Director	2005
Jason Epstein	37	Director	2005
Frank Kline	60	Director	2008
Yair Shamir	65	Director	2008
Andrew Intrater	49	Director	2009

Background of Officers and Directors

Winston Churchill has been our Chairman of the Board since May 31, 2006 and was our Secretary from June 22, 2007 through December 19, 2008. Mr. Churchill is also a member of the Board of Directors of CTI. Since 1996, Mr. Churchill has been a member of SCP Private Equity Management, LLC. From 1993 to the present he has been the Co-Chairman of CIP Capital Management, Inc., a management company, and a Director of CIP Capital, Inc., an investment company. He is currently a director of Innovative Solutions and Support, a company engaged in the design, manufacture, and sale of flight information computers, flat panel displays, and monitoring systems; Amkor Technology, Inc., a subcontractor of semiconductor packaging and test services; Griffin Land & Nurseries, a real estate and landscape nursery business; and Auxilium Pharmaceuticals, Inc., a company that develops and commercializes pharmaceutical products for urologic and sexual health disorders. Mr. Churchill holds a B.S. in Physics, Summa Cum Laude, from Fordham University, an MA in Economics from Oxford University, where he was a Rhodes Scholar, and a JD law degree from Yale Law School.  Mr. Churchill’s extensive leadership, business and financial experience qualify him to serve as a director.

Yaron Eitan has been our Vice Chairman of the Board since December 19, 2008 and was our Chief Executive Officer and President from May 31, 2006 through December 19, 2008. Mr. Eitan is also a member of the Board of Directors of CTI. Mr. Eitan founded Selway Partners LLC; a holding company focused on early stage technology investments, in 1998 and has been its President and Chief Executive Officer since that time. From December 2003 to the present, Mr. Eitan has been a member of SCP Private Equity Management Company, LLC, a private equity and venture capital management company. From 1989 to 1998, Mr. Eitan was the Chief Executive Officer of Geotek Communications, Inc., a wireless technology and services company. Mr. Eitan is a director of Clearstory Systems Inc., a provider of flexible, on-demand digital asset management and enterprise content management solutions. Mr. Eitan holds an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Eitan’s leadership, business and technology experience qualify him to serve as a director.

Derek Dunaway has been our President and Chief Executive Officer since December 19, 2008. He was a consultant to Cyalume from May 2007 until he became the President and Chief Executive Officer of CTI on February 29, 2008. Mr. Dunaway came to Cyalume from WNL Associates, where he was a digital media industry consultant involved in due diligence, strategic consulting and fund raising. Prior to that, from 2000 to 2006, he was the CEO and President of Techonline, a provider of online education and online media services to the electronics industry, of which SCP Partners and Selway Partners were majority stockholders (Techonline was considered to be a portfolio company of both Selway and SCP). In 2000 he was the Vice President of Business Development for Selway Partners.

Michael Bielonko has been Chief Financial Officer and Secretary of Cyalume since December 19, 2008 and Chief Financial Officer and Secretary of CTI since January 23, 2006. From 2005 until he joined CTI, he was employed as the Chief Financial Officer of CTM Group, Inc., a New Hampshire based company servicing equipment in malls and at tourist sites. From September 1999 until December 2004, Mr. Bielonko served as the Chief Financial Officer of Omni Facility Services, a New York City based provider of facility maintenance services. Mr. Bielonko served as a Director of Omni Facility Services Canada, Ltd., a Toronto based facility maintenance company from May 2006 to June 2008. Mr. Bielonko has a B.S. and an M.B.A. from the University of Connecticut.

Edgar (Earl) Cranor has been the Vice President - Technology of CTI since January 23, 2006. Previously, he was employed by CTI in a variety of positions, including serving as the Vice President of Research and Development. Mr. Cranor joined CTI in 1993, with the acquisition of the Chemical Light Division of American Cyanamid, where he had served as Director of Operations. Mr. Cranor has a B.S. in Chemical Engineering from Auburn University. He is responsible for nearly all of CTI’s current patents.

Thomas McCarthy has been the Vice President - Government & Military Division of CTI since 1998. Mr. McCarthy joined CTI upon his retirement from the military. Mr. McCarthy is a Lieutenant Colonel (retired) with 20 years distinguished service in the U.S. Army. His last position was as Battalion Commander. Mr. McCarthy has a B.A. in International Relations from Cornell University and an M.S. in Business Administration from Boston University.

Tomas Ogas has been the Vice President – Operations of CTI since 2007. Mr. Ogas was employed by Pitney Bowes, Inc. from 1979 to 2007, where he last served as a director of operations for Latin America.

Monte Pickens has been the Executive Vice President – Sales of CTI since 2010. Mr. Pickens was previously employed by The Allied Defense Group, Inc. from 2003 to 2010, where he served as Chief Operating Officer and Executive Vice President.  From 1994 to 2002, Mr. Pickens served as a Vice President of T. Marzetti Company, a subsidiary of Lancaster Colony.  Mr. Pickens served twenty-four years with the U.S. Army, retiring as a Colonel in 1992.  During his military career, Pickens served as an infantry and military police officer and interfaced with law enforcement organizations on all levels.

Admiral (Ret.) Archie Clemins has served as a Director of Cyalume since August 2005. Admiral Clemins has been President of Caribou Technologies, Inc., an international consulting firm he founded, since January 2000. Since January 2005, he has also been a Venture Partner with Highway 12 Ventures. Admiral Clemins retired from the U.S. Navy in December 1999 after serving as the Commander in Chief of the U.S. Pacific Fleet; previous commands included Command of the U.S. Seventh Fleet, Command of the Pacific Fleet Training Command, Command of Submarine Group Seven and Command of the submarine USS Pogy (SSN 647). Admiral Clemins currently serves on the Board of Directors for Global Crossing, Ltd. (NASDAQ: GLBC), Extended Systems, Inc. (NASDAQ: NTD), Healthwise, the Software Revolution and Advanced Electron Beams. Admiral Clemins received a Bachelors of Science degree and Masters of Science degree from the University of Illinois. Admiral Clemins’ leadership and military experience qualify him to serve as a director.

Thomas G. Rebar has served as a Director of Cyalume since August 6, 2007. Mr. Rebar has been a Partner of SCP Private Equity Management, LLC since 1996. Mr. Rebar is currently a Director of several companies, including Magnolia Broadband, Visalign, LLC, and Pentech Financial Services, Inc. Prior to joining SCP, Mr. Rebar was a Senior Vice President at Charterhouse Inc. from 1986 to 1996, the U.S. investment banking arm of Charterhouse PLC, a U.K. merchant bank. Before joining Charterhouse, Mr. Rebar was a member of the corporate finance department at Bankers Trust Company from 1987 to 1989. Mr. Rebar received his B.S. summa cum laude from the University of Scranton and an M.B.A. from New York University Graduate School of Business Administration. Mr. Rebar’s leadership, business and financial experience qualify him to serve as a director.

Doron Cohen has served as a Director of Cyalume since August 6, 2007. Mr. Cohen is the founder and has been a Senior Partner of Doron Cohen & Co. Law Offices since 1985. Mr. Cohen is also a member of the Executive Committee and is Chairman of the Audit Committee of the Weizmann Institute of Science in Israel since 1999. Mr. Cohen received his LLB from Tel Aviv University.  Mr. Cohen’s leadership and business experience qualify him to serve as a director.

Joseph T. Gorman has served as a Director of Cyalume since August 2005. Mr. Gorman is the retired Chairman and Chief Executive Officer of TRW Inc. (NYSE: TRW), a provider of advanced technology products and services. He joined TRW in 1968, becoming President and Chief Operating Officer in 1985 and serving as Chairman and Chief Executive Officer from December 1988 through January 2001. Mr. Gorman is a past chairman of the U.S.-Japan Business Council and received Japan’s 1994 Prime Minister’s Trade Award for his contributions to promoting improved U.S.-Japan trade relations. He has also served on the boards of the U.S.-China Business Council and the Prince of Wales International Business Leaders Forum and was a trustee of the Center for Strategic and International Studies. Mr. Gorman currently serves on the Board of Directors of Alcoa, Inc. (NYSE: AA) and is a recently retired Director of Procter & Gamble (NYSE: PG), Imperial Chemical Industries, and National City Corp. (NYSE: NCC). Mr. Gorman received a bachelor’s degree from Kent State University and a JD from Yale Law School. Mr. Gorman’s leadership, global, business and technology experience qualify him to serve as a director.

Jason Epstein has been a Director of Cyalume since December 19, 2008 and is now also a Director of CTI, a position held since 2007. Mr. Epstein has been a Senior Partner of Columbus Nova Partners since 2002. Cova Small Cap Holdings LLC is a subsidiary of Columbus Nova Partners. Mr. Epstein is a member of Columbus Nova’s Executive and Investment Committees and co-leads Columbus Nova’s three primary investment vehicles: Columbus Nova Credit Investment Managers (‘‘CNCI’’), CN Private Equity and Columbus Nova Real Estate Acquisition Group. Prior to Columbus Nova, Mr. Epstein co-founded eLink Communications and served as its Chief Executive Officer for three years from 1998 to 2001. While at eLink, Mr. Epstein was twice a finalist for the Ernst & Young Entrepreneur of the Year Award and was named one of the ‘‘Forty Under 40 Rising Stars’’, by The Washington Post’s annual Business Forward. Mr. Epstein received his B.A. from Tufts University in 1996 and currently serves on the Tufts Board of Overseers.  Mr. Epstein’s leadership and business experience qualify him to serve as a director.

Frank R. Kline has been a Director of Cyalume since December 19, 2008 and is also a Director of CTI, a position held since January 23, 2006. Mr. Kline founded Los Angeles based venture capital firm Kline Hawkes & Co. in 1994 to manage investment capital for institutional investors, and has been its managing partner since that time. Some of Kline Hawkes’ largest limited partners include CalPERS, LA County, and Pennsylvania State Employees’. Mr. Kline serves as Managing Partner of Kline Hawkes California, L.P.; Kline Hawkes California SBIC, L.P.; and Kline Hawkes Pacific, L.P. Mr. Kline directs the firm’s venture investments in communications, information technology, healthcare services and enterprise solutions. Prior to forming Kline Hawkes & Co., Mr. Kline was the West Coast General Manager of Lambda Funds, a private equity fund based in New York and Los Angeles. Earlier, he was a Partner at Pacific Technology Venture Fund, which he co-founded with Patrick J. McGovern, founder of IDG and publisher of Computerworld. Mr. Kline is currently a member of the boards of Rayne Corporation; and Newbridge College. For many years he served as a member of the Board of Governors for the National Association of Small Business Investment Companies (NASBIC). Mr. Kline received a Bachelor’s degree from Rider College, Lawrenceville, N.J. in 1972 and a Masters Degree from the University of Massachusetts at Amherst in 1974. Mr. Kline’s leadership, business and financial experience qualify him to serve as a director.

Yair Shamir has been a Director of Cyalume since December 19, 2008. Mr. Shamir is the Chairman and Managing Partner of Catalyst Investments and the Chairman of IAI, Israeli Aerospace Industries. From 2004-2005, Mr. Shamir was Chairman of El Al, Israeli Airlines and lead the privatization process of the firm. From 1997-2005 Served as Chairman and CEO of VCON Telecommunications Ltd. From 1995 to 1997, Mr. Shamir served as Executive Vice President of the Challenge Fund-Etgar L.P. From 1994 to 1995, he served as Chief Executive Officer of Elite Food Industries, Ltd. From 1988 to 1993, Mr. Shamir served as Executive Vice President and General Manager of Scitex Corporation, Ltd. Mr. Shamir served in the Israeli Air Force as a pilot and commander from 1963 to 1988. During his term in the Air Force, Mr. Shamir attained the rank of colonel and served as head of the electronics department, the highest professional electronics position within the Air Force. He currently serves as a Director of several publicly traded companies on the NASDAQ such as DSP Group Corporation, Orckit Communications Ltd. and Commtouch Software Ltd. and also serves as Director of a few private hi-tech companies. Mr. Shamir holds a B.Sc. Electronics Engineering from the Technion, Israel Institute of Technology. Mr. Shamir’s leadership, global, business and military experience qualify him to serve as a director.

Mr. Shamir also served as a member of the Board of Directors of Mercury Interactive, LLC from 1997 to 2005. In September 2008, Mr. Shamir settled a complaint filed by the SEC which alleged that certain independent Directors of Mercury (including Mr. Shamir) recklessly approved backdated stock option grants and reviewed and signed public filings that contained materially false and misleading disclosures about our stock option grants and company expenses. Without admitting or denying the allegations in the SEC’s complaint, in order to settle the charges against them, each of the independent Directors implicated (including Mr. Shamir) agreed to permanent injunctions against violating certain provisions of the securities laws, paid a financial penalty, and retained the ability to serve as a Director or officer of U.S. public companies.

Andrew Intrater has been a Director of Cyalume since September 1, 2009.  Mr. Intrater is the CEO and Senior Managing Partner of Columbus Nova and serves on the Executive and Investment Committees for Columbus Nova. Prior to joining Columbus Nova, from 1985 to 2000, Mr. Intrater served as President and Chief Operating Officer of Oryx Technology Inc., a scientific test equipment and advanced materials design and manufacturing company. Mr. Intrater is still a significant shareholder and serves as a member of their Board of Directors. Mr. Intrater also serves on the Board of Directors for HQ Sustainable Maritime Industries, Inc., an integrated aquaculture and aquatic product processing company, with operations based in the environmentally pristine island province of Hainan, in China's South Sea. Mr. Intrater completed his B.S. in Chemical Engineering at the Rutgers University College of Engineering and graduate studies in Materials Science at the Columbia University School of Mines. Mr. Intrater’s leadership, global and business experience qualify him to serve as a director.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2010, the Board of Directors met four times and took action by written consent on one occasion.  All of the directors attended at least 75% of the meetings except General (Ret.) Jack Keane. Each director is expected to participate, either in person or via teleconference, in meetings of our Board of Directors and meetings of committees of our Board of Directors in which each director is a member, and to spend the time necessary to properly discharge such director’s respective duties and responsibilities.  We do not have a written policy with regard to directors’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the annual meeting.  The Board of Directors has determined that Messrs. Eitan, Churchill, Rebar, Cohen, Gorman, Clemins, Epstein, Kline, Intrater and Shamir are each independent directors as defined in Rule 4200 of the Nasdaq Marketplace Rules and applicable Securities and Exchange Commission (“SEC”) regulations.

Compensation Committee. On January 13, 2009, the Board of Directors formed a Compensation Committee and adopted a written charter on that date.  Serving on the Compensation Committee are Yaron Eitan, Admiral Archie Clemins and Frank Kline, each of whom is independent as defined in Rule 5605(a)(2) of the Listing Rules. The Compensation Committee held two meetings and took action by written consent on one occasion during 2010.  The charter is available to security holders on our website, www.cyalume.com. The charter sets forth responsibilities, authority and specific duties of the Compensation Committee. The Compensation Committee reviews and recommends to the board the compensation for the CEO and non-employee directors of our Company, and reviews the CEO’s compensation recommendations for all other corporate officers. It also reviews the general policy relating to compensation and benefits for all employees. The Compensation Committee has been designated by the Board of Directors to administer the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan.

Nominating Committee. On January 13, 2009, the Board of Directors formed a Nominating Committee and adopted a written charter on that date.  Winston Churchill (Chairman), Doron Cohen and Jason Epstein, each of whom is independent as defined in Rule 5605(a)(2) of the Listing Rules, serve on this committee. The charter is available to security holders on our website, www.cyalume.com. The Nominating Committee did not meet during 2010.

The Nominating Committee will consider director candidates recommended by security holders. Potential nominees to the Board of Directors are required to have such experience in business or financial matters as would make such nominee an asset to the Board of Directors and may, under certain circumstances, be required to be “independent”, as such term is defined under Rule 5605 of the Listing Rules and applicable SEC regulations. Stockholders wishing to submit the name of a person as a potential nominee to the Board of Directors must send the name, address, and a brief (no more than 500 words) biographical description of such potential nominee to the Nominating and Corporate Governance Committee at the following address: Nominating Committee of the Board of Directors, c/o Cyalume Technologies Holdings, Inc., 96 Windsor Street, West Springfield, Massachusetts 01089. Potential director nominees will be evaluated by personal interview, such interview to be conducted by one or more members of the Nominating Committee, and/or any other method the Nominating Committee deems appropriate, which may, but need not, include a questionnaire. The Nominating Committee may solicit or receive information concerning potential nominees from any source it deems appropriate. The Nominating Committee need not engage in an evaluation process unless (i) there is a vacancy on the Board of Directors, (ii) a director is not standing for re-election, or (iii) the Nominating Committee does not intend to recommend the nomination of a sitting director for re-election. A potential director nominee recommended by a security holder will not be evaluated differently from any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

The Board of Directors does not have a formal policy on director candidate qualifications.  The Board of Directors may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to us, experience and skill relative to other Board members, and specialized knowledge or experience.  Depending upon the current needs of the Board, certain factors may be weighed more or less heavily.  In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. “Diversity,” as such, is not a criterion that the Committee considers. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons.  The directors will not evaluate candidates differently based on who has made the recommendation.

Executive Committee. On January 13, 2009, the Board of Directors formed an Executive Committee.  Yaron Eitan (Chairman), Winston Churchill, Jason Epstein and Frank Kline serve on this committee. The Executive Committee exercises the powers of the Board between meetings of the full Board of Directors. The Executive Committee did not meet during 2010.

Audit Committee. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  Thomas Rebar (Chairman), Yair Shamir and Joseph Gorman serve on this committee.  The Audit Committee held five meetings during 2010.  The Board of Directors has determined that Thomas Rebar is an “audit committee financial expert”. The Board of Directors has determined that each of the members of the Audit Committee are independent as defined in Rule 5605(a)(2) of the Listing Rules.

The Audit Committee operates under a written charter  adopted by the Board of Directors and assists the Board of Directors by overseeing the performance of the independent auditors and the quality and integrity of our internal accounting, auditing and financial reporting practices. The Audit Committee is responsible for retaining and, as necessary, terminating, the independent auditors, annually reviews the qualifications, performance and independence of the independent auditors and the audit plan, fees and audit results, and pre-approves audit and non-audit services to be performed by the auditors and related fees.  The Audit Committee charter is available on our website, www.cyalume.com.

Military Advisory Committee. On January 13, 2009, the Board of Directors formed a Military Advisory Committee.  Admiral Archie Clemins, Yair Shamir and Yaron Eitan serve on this committee. The Military Advisory Committee did not formally meet during 2010 but certain members were consulted with on an as needed basis.  The Military Advisory Committee provides strategic guidance and advice on matters relating to our military business.

Compensation Committee Interlocks and Insider Participation

During 2010, no current or former officer or employee of CTI participated in deliberations of Cyalume’s Board of Directors concerning Executive Officer compensation. Yaron Eitan, Thomas Rebar and Winston Churchill are each principals of SCP Private Equity Management LLC.

Code of Ethics

We adopted a code of ethics on January 13, 2009, which is available on our website, www.cyalume.com.

EXECUTIVE COMPENSATION

Overview

Our named Executive Officers are: Derek Dunaway, who has been President and Chief Executive Officer since December 19, 2008 and Michael Bielonko, who has been Chief Financial Officer and Secretary since December 19, 2008.

Our Key Employees are: Edgar (Earl) Cranor, who been Vice President of Technology since January 2006, Thomas McCarthy, who has been Vice President of Government Sales since January 2006, Tomas Ogas who has been CTI’s Vice President of Operations since May 2007 and Monte Pickens who has been CTI’s Executive VP of Sales since August 2010.

Compensation Philosophy

The overriding goal of our executive compensation program is to recruit and retain key executives and motivate them to achieve maximum results. To this end, we design and manage our programs with the following objectives in mind:

•	Generating significant stockholder value, while practicing good corporate governance,
•	Maximizing the alignment between our short-term and long-term results and executive pay, and
•	Providing market-competitive compensation, while considering our financial resources.

Administration of Executive Compensation Programs

In January 2009, we formed a Compensation Committee of the Board of Directors comprised of three outside, independent Directors which will administer all compensation programs for its officers, key employees, and outside Directors. This Committee worked with management throughout 2009 to design key compensation policies and programs, as well as sound governance practices, to ensure that our compensation programs reflect best practices and strongly contribute to our growth and success.  The two named Executive Officers and four Key Employees all entered into employment agreements during 2009 and 2010.

The compensation for senior executives is comprised of four elements: a base salary, an annual performance bonus, equity awards and benefits. On March 3, 2009, Cyalume’s Board of Directors adopted the Cyalume 2009 Omnibus Securities and Incentive Plan for employees and Directors, which is administered by the Compensation Committee. Awards granted pursuant to the stock incentive plan are described below.

In developing salary ranges, potential bonus payouts, equity awards and benefit plans, the Compensation Committee takes into account: 1) competitive compensation among comparable companies and for similar positions in the market, 2) relevant incentives and rewards for senior management for improving stockholder value while building Cyalume into a successful company, 3) individual performance, 4) how best to retain key executives, 5) the overall performance of Cyalume and its various key component entities, 6) Cyalume’s ability to pay and 7) other relevant factors.

All CTI executives were involved in decisions relating to their compensation. CTI believes that, for the most part, executives believe they are fairly compensated.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer and our two most highly compensated employees other than the Chief Executive Officer during 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Earned Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total Compensation ($)
Derek Dunaway,	2010	350,000	150,000	205,125	37,200	12,814	755,139
President & CEO	2009	311,923	—	297,000	470,000	12,788	1,091,711

Michael Bielonko,	2010	220,000	88,000	201,525	—	12,162	521,687
CFO Secretary	2009	212,385	—	6,000	—	11,573	229,958

Edgar (Earl) Cranor,	2010	215,000	96,750	144,975	46,500	9,000	512,225
VP- Technology of CTI	2009	209,866	—	160,200	223,300	9,000	602,366

(1)
The amounts in these columns reflect the aggregate full grant date fair value of each award computed in accordance with ASC Topic 718, Compensation-Stock Compensation. Previously, we allocated the fair value of equity awards to reporting years in proportion to the awards vesting period; therefore, 2009 equity compensation data has been computed in accordance with 2010. For restricted stock, the fair value per share is equal to the closing price of our stock on the date of the grant. For stock options, the fair value per share is based on certain assumptions included in Note 17 to our audited financial statements for the year ended December 31, 2010 included in our annual report on Form 10-K for the year ended December 31, 2010.

(2)	Consists of an automobile and gas allowance.

Equity Compensation Awards

On March 3, 2009, the Board of Directors authorized the following: 144,000 restricted shares of common stock and 310,000 restricted options to certain of our officers and other members of management. The Plan was approved by stockholders at the 2009 Annual Meeting of Stockholders and we filed Form S-8 with the SEC to register the shares under the Plan on August 27, 2009.

On February 4, 2010, the Compensation Committee of the Board of Directors authorized the following: 72,500 restricted shares of common stock and 45,000 restricted options to certain of our officers.

On December 16, 2010, the Board of Directors ratified the Compensation Committee’s decision to issue 107,500 restricted shares of common stock to certain of our officers.

Outstanding Equity Awards at December 31, 2010 Year-End

	Option Awards						Stock Awards
	Equity Incentive Plan Awards:						Equity Incentive Plan Awards:
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($) (1)	Number of unearned shares that have not vested (#)	Market or payout value of unearned shares that have not vested ($) (1)
Derek	66,667	133,333	(2)	—	$3.00	3/3/2019	—		—	—	—
Dunaway	—	20,000	(3)	—	$3.65	3/3/2020	—		—	—	—
	—	—		—	—	—	100,833	(6)	408,374	—	—

Michael	—	—		—	—	—	—		—	—	—
Bielonko	—	—		—	—	—	52,500	(7)	212,625	—	—

Edgar	27,500	82,500	(4)	—	$3.93	7/17/2020	—		—	—	—
(Earl)	—	25,000	(5)	—	$3.65	2/4/2020	—		—	—	—
Cranor	—	—		—	—	—	67,500	(8)	273,375	—	—

(1)	The market price of our common stock (OTCBB: CYLU) on December 31, 2010 was $4.05 per share.
(2)	These options vest in the following increments: 66,667 on 3/3/2011 and 66,666 on 3/3/2012.
(3)	These options vest in the following increments: 6,667 on 1/1/2011, 6,667 on 1/1/2012 and 6,666 on 1/1/2013.
(4)	These options vest in the following increments: 27,500 on 7/17/2011, 27,500 on 7/17/2012 and 27,500 on 7/17/2013.
(5)	These options vest in the following increments: 6,250 on 1/1/2011, 6,250 on 1/1/2012, 6,250 on 1/1/2013 and 6,250 on 1/1/2014.
(6)	These restricted shares vest in the following increments: 5,000 on 1/1/2011, 31,667 on 3/3/2011, 17,500 on 1/1/2012, 16,666 on 3/3/2012, 17,500 on 1/1/2013 and 12,500 on 1/1/2014.
(7)	These restricted shares vest in the following increments: 8,334 on 1/1/2011, 17,500 on 1/1/2012, 17,500 on 1/1/2013 and 9,166 on 1/1/2014.
(8)
These restricted shares vest in the following increments: 3,750 on 1/1/2011, 10,000 on 7/17/2011, 11,250 on 1/1/2012, 10,000 on 7/17/2012, 11,250 on 1/1/2013, 10,000 on 7/17/2013 and 11,250 on 1/1/2014.

 Employment Agreements

The following discussion summarizes the material terms of current employment agreements with Executive Officers and Key Employees:

Derek Dunaway Mr. Dunaway’s employment agreement, effective April 1, 2009, provides that Mr. Dunaway will be employed as CTI’s Chief Executive Officer. The contract has an initial term of three years and shall continue for successive one-year periods unless terminated by either party upon 30 days written notice prior to the anniversary/expiration date or terminated pursuant to certain events or for cause. Mr. Dunaway receives an annual base salary of $350,000, subject to annual adjustments at the sole discretion of the board of directors. Mr. Dunaway was entitled to equity compensation of up to 50,000 shares of restricted stock and 200,000 restricted options subject to the discretion of the board of directors. Annually, Mr. Dunaway is entitled to a cash bonus of up to $150,000 based on the achievement of revenue targets, EBITDA targets and specific objectives , all determined by the board of directors. Mr. Dunaway is also eligible to receive annually up to an additional 10,000 restricted shares and 20,000 restricted options subject to achieving specific objectives. If Mr. Dunaway voluntarily resigns or is terminated for cause during the period of employment, then he is not entitled to receive any benefit or compensation following the date of termination. If terminated without cause during his initial term, Mr. Dunaway is entitled to severance of an amount equal to his annual base salary plus the remainder of compensation due him through the end of his initial term. If terminated without cause subsequently to his initial term, Mr. Dunaway is entitled to receive severance of an amount equal to his annual base salary. If Mr. Dunaway is terminated without cause pursuant to a change in control, he is entitled to receive an amount equal to his annual base salary in addition to his other severance benefits.

Michael Bielonko Mr. Bielonko’s employment agreement, effective May 15, 2009, provides that Mr. Bielonko will be employed as CTI’s Chief Financial Officer. The contract has an initial term of three years and shall continue for successive one-year periods unless terminated by either party upon 30 days written notice prior to the anniversary/expiration date or terminated pursuant to certain events or for cause. Mr. Bielonko receives an annual base salary of $220,000, subject to annual adjustments at the sole discretion of the board of directors. Annually, Mr. Bielonko is entitled to a cash bonus of up to 40% of annual base salary based on the achievement of revenue targets, EBITDA targets and specific objectives , all determined by the board of directors. Mr. Bielonko is also eligible to receive annually an equity bonus of up to 50% of annual base pay subject to achieving the same criteria for the cash bonus. If Mr. Bielonko voluntarily resigns or is terminated for cause during the period of employment, then he is not entitled to receive any benefit or compensation following the date of termination. If terminated without cause during his initial term, Mr. Bielonko is entitled to severance of an amount equal to his annual base salary plus the remainder of compensation due him through the end of his initial term. If terminated without cause subsequently to his initial term, Mr. Bielonko is entitled to receive severance of an amount equal to his annual base salary. If Mr. Bielonko is terminated without cause pursuant to a change in control, he is entitled to receive an amount equal to his annual base salary in addition to his other severance benefits.

Earl Cranor Mr. Cranor’s employment agreement, effective May 1, 2009, provides that Mr. Cranor will be employed as CTI’s Technology Vice President. The contract has an initial term of three years and shall continue for successive one-year periods unless terminated by either party upon 30 days written notice prior to the anniversary/expiration date or terminated pursuant to certain events or for cause. Mr. Cranor receives an annual base salary of $215,000, subject to annual adjustments at the sole discretion of the board of directors. Mr. Cranor was entitled to equity compensation of up to 40,000 shares of restricted stock and 110,000 restricted options subject to the discretion of the board of directors. Annually, Mr. Cranor is entitled to a cash bonus of up to 45% of annual base salary based on the achievement of revenue targets, EBITDA targets and specific objectives , all determined by the board of directors. Mr. Cranor is also eligible to receive annually up to an additional 4,000 restricted shares and 15,000 restricted options subject to achieving specific objectives. If Mr. Cranor voluntarily resigns or is terminated for cause during the period of employment, then he is not entitled to receive any benefit or compensation following the date of termination. If terminated without cause during his initial term, Mr. Cranor is entitled to severance of an amount equal to his annual base salary plus the remainder of compensation due him through the end of his initial term. If terminated without cause subsequently to his initial term, Mr. Cranor is entitled to receive severance of an amount equal to his annual base salary. If Mr. Cranor is terminated without cause pursuant to a change in control, he is entitled to receive an amount equal to his annual base salary in addition to his other severance benefits.

Retirement Plans

We do not provide any retirement plans or deferred compensation plans to named Executive Officers that are not generally available to all other employees.

Severance Arrangements

Assuming the employment of our named executive officers were to be terminated without cause, each as of December 31, 2010, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table:

	Cash Severance
	No Change in Control	Change in Control
Derek Dunaway	$787,500	$1,137,500
Michael Bielonko	$522,500	$742,500
Earl Cranor	$501,667	$716,667

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by death or disability, other than the payment of accrued but unpaid annual salary and bonus, if any, and reimbursement of accrued but unpaid business expenses.

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2010, the following individuals would be entitled to accelerated vesting of their outstanding stock options and common stock awards described in the table below:

	Value of Equity Awards: Termination Without Cause (1)	Value of Equity Awards: In Connection With a Change in Control (1)
Derek Dunaway	$1,029,372	$1,029,372
Michael Bielonko	$212,625	$212,625
Earl Cranor	$708,750	$708,750

(1)	The market price of our common stock on the OTCBB on December 31, 2010 was $4.05 per share

Director Compensation

Our director compensation policy for 2010 was to provide each director with an award of 7,500 options to purchase common stock at $3.65 per share as compensation for services rendered in 2010. Otherwise no compensation was paid to non-employee directors except that directors are reimbursed for travel and other expenses directly related to activities as directors.

The following table provides compensation information for our non-employee directors for 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Total ($)	Total Number of Option Awards Outstanding at December 31, 2010 (#)
Winston Churchill	—	—	13,950	13,950	15,000
Yaron Eitan	—	—	13,950	13,950	15,000
Archie Clemins	—	—	13,950	13,950	15,000
Thomas Rebar	—	—	13,950	13,950	15,000
Doron Cohen	—	—	13,950	13,950	15,000
Joseph T. Gorman	—	—	13,950	13,950	15,000
Jason Epstein	—	—	13,950	13,950	15,000
Frank Kline	—	—	13,950	13,950	15,000
Yair Shamir	—	—	13,950	13,950	15,000
General (Ret.) Jack Keane (2)	—	—	13,950	13,950	165,000
Andrew Intrater	—	—	13,950	13,950	7,500

(1)
The amounts reflect the amounts recognized in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 17 to our audited financial statements for the year ended December 31, 2010 included in our annual report on Form 10-K for the year ended December 31, 2010.

(2)	On March 25, 2011, General Keane resigned from the Board of Directors.

CTI did not pay its Directors any compensation other than the repayment of expenses incurred in performing their functions as a Director.

Insider Trading and Speculation Policy

We have established policies prohibiting our officers, Directors and employees from purchasing or selling Cyalume securities while in possession of material, non-public information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, Directors and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or other types of derivative arrangements that have a similar economic effect.

SELLING STOCKHOLDERS

The Selling Stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to ‘‘Selling Stockholders’’ in this prospectus, we mean the persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of April 5, 2011:

•	the name of the Selling Stockholders for whom we are registering shares for resale to the public,
•	the number of shares of common stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,
•	the number of shares of our common stock that may be offered for resale for the account of the Selling Stockholders pursuant to this prospectus, and
•
the number and percentage of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the Selling Stockholders).

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of common stock. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.  This table is prepared solely based on information supplied to us by the listed Selling Stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby.  None of the Selling Stockholders has had within the past three years, any position, office or other material relationship with us or with our predecessor or affiliates.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Total Number of Shares of Common Stock Beneficially Owned Being Registered	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage of Common Stock Beneficially Owned After the Offering (1)
Province of British Columbia (nominee: (Hare & Co))(1)	140,695	140,695	0	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio (nominee: (Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio C/O BBH & Co.)) (1)	283,739	283,739	0	*
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Emerging Companies Portfolio (nominee: (Landwatch & Co)) (1)	75,673	75,673	0	*
Dow Employees' Pension Plan (nominee: (Kane & Co)) (1)	91,000	91,000	0	*
Oregon Public Employees Retirement Fund (nominee: (Westcoast & Co))(1)	201,945	201,945	0	*
Radian Group Inc. (nominee: (Ell & Co)) (1)	38,826	38,826	0	*
Union Carbide Employees' Pension Plan (nominee: (Kane & Co)) (1)	39,945	39,945	0	*
Granite Creek Flexcap I, L.P. (2)	94,118	94,118	0	*
Patriot Capital II, L.P. (3)	65,882	65,882	0	*

* Represents beneficial ownership of less than one percent of our outstanding shares.

(1)
Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act. Wellington Management, in such capacity, may be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) over the shares held by its client accounts. The business address of Wellington Management, is 280 Congress Street, Boston, MA 02210.

(2)
Consists entirely of warrants to purchase our common stock. Granite Creek Partners, LLC (“Granite Creek”)  has the power to vote and dispose of the shares underlying such warrants. The business address of Granite Creek is 222 West Adams Street, Suite 1980, Chicago, IL 60606.

(3)
Consists entirely of warrants to purchase our common stock. Thomas O. Holland, Jr. has the power to vote and dispose of the shares underlying such warrants. The business address of Mr. Holland is 509 S. Exeter Street, Suite 210, Baltimore, MD 21202.

PLAN OF DISTRIBUTION

We are registering the Common Stock issued to the Selling Stockholders to permit the resale of these shares of Common Stock by the holders of the Common Stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock.  We will bear all fees and expenses incident to our obligation to register the Common Stock.

The Selling Stockholders may sell all or a portion of the Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the Common Stock is sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.  The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume.  The Selling Stockholders may also sell Common Stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the Selling Stockholders may deliver Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Stockholders may also loan or pledge Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.  The Selling Stockholders also may transfer and donate the Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.  Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Common Stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock.  All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

We will pay all expenses of the registration of the Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.  We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Stockholders will be entitled to contribution.  We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of Cyalume’s common stock by each person who is known by us to beneficially own more than 5% of our common stock. The table also identifies the stock ownership of each of our Directors, each of our named Executive Officers, and all Directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on 16,743,553 shares outstanding as of April 5, 2011.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Common Stock
Winston J. Churchill (2)	1,520,790	9.08%
Yaron Eitan (3)	1,122,140	6.70%
Derek Dunaway (4)	358,667	2.14%
Michael Bielonko (5)	92,956	*
Earl Cranor (6)	254,873	1.52%
Archie Clemins	108,750	*
Joseph T. Gorman	108,750	*
Thomas G. Rebar (7)	324,006	1.94%
Doron Cohen	15,000	*
Yair Shamir (8)	908,866	5.43%
Frank Kline (9)	2,335,816	13.95%
Jason Epstein (10)	15,000	*
Andrew Intrater (11)	7,500	*
Kline Hawkes Pacific Advisors, LLC (9)	2,320,816	13.86%
Cova Small Cap Holdings, LLC (10)	3,826,721	22.85%
Wellington Management Company, LLP (12)	871,823	5.21%
All Directors and Executive Officers as a group and their affiliates	6,704,365	40.04%

*	Less than 1%.

(1)	The business address of each of our officers and Directors is 96 Windsor Street, West Springfield, Massachusetts 01089
(2)
Based on information contained in a Schedule 13G filed by Winston Churchill on February 14, 2011.  Consists of (i) 1,271,416 shares of common stock held directly, (ii) options to purchase 15,000 shares of common stock held directly and (iii) 234,374 shares of common stock held by SCP Private Equity Management Company, LLC. Winston Churchill, Yaron Eitan, Thomas G. Rebar and Wayne B. Weisman are joint and equal owners of SCP Private Equity Management Company, LLC, each with equivalent rights as a member therein and each with a pecuniary interest in only 25% of such shares. The business address of SCP Private Equity Management Company, LLC is 1200 Liberty Ridge Drive, Suite 300, Wayne, PA 19087.

(3)
Based on information contained in a Schedule 13G filed by Yaron Eitan on February 14, 2011.  Consists of (i) 677,766 shares of common stock held directly, (ii) options to purchase 15,000 shares of common stock held directly, (iii) 234,374 shares of common stock held by SCP Private Equity Management Company, LLC, (iv) 165,000 shares of common stock held by Selway Capital, LLC, Mr. Eitan is the Manager of Selway Capital, LLC and (v) 30,000 shares of common stock held by Mr. Eitan’s children.  Yaron Eitan, Winston Churchill, Thomas G. Rebar and Wayne B. Weisman are joint and equal owners of SCP Private Equity Management Company, LLC, each with equivalent rights as a member therein and each with a pecuniary interest in only 25% of such shares.

(4)
Consists of: (i) 138,667 shares of common stock, of which 100,833 shares vest in various increments starting on January 1, 2011 and (ii) options to purchase 220,000 shares of common stock, of which 66,667 options vest on March 3, 2011, 66,666 options vest on March 3, 2012 and 20,000 vest in three equal, annual installments beginning January 1, 2011.

(5)	Consists of: (i) 92,956 shares of common stock, of which 52,500 shares vest in various increments starting on January 1, 2011.
(6)
Consists of: (i) 119,873 shares of common stock, of which 67,500 shares vest in various increments starting on January 1, 2011, and (ii) options to purchase 135,000 shares of common stock, of which 25,000 options vest in four equal, annual installments beginning on January 1, 2011 and 82,500 options vest in three equal, annual installments beginning on July 17, 2011.

(7)
Includes: (i) options to purchase 15,000 shares of common stock held directly and (ii) 234,374 shares of common stock held of record by SCP Private Equity Management Company, LLC. Mr. Rebar shares voting and dispositive power over the warrants and shares of common stock held by SCP Private Equity Management Company, LLC and has a pecuniary interest in only 25% of such shares.

(8)
Consists of (i) options to purchase 15,000 shares of common stock held directly, (ii) 775,116 shares of common stock owned by Catalyst Private Equity Partners (Israel) II LP, over which Yair Shamir has voting and dispositive power, and (iii) 118,750 warrants to purchase shares of common stock owned by Catalyst Private Equity Partners (Israel) II LP, over which Yair Shamir has voting and dispositive power.

(9)
Based on information contained in a Schedule 13D/A filed by Frank R. Kline (“Mr. Kline”), Kline Hawkes Pacific Advisors LLC (“KH Advisors”), Kline Hawkes Pacific L.P. and Kline Hawkes Pacific Friends Fund LLC on January 22, 2009, as well as subsequent issuances by us. Mr. Kline directly holds an option to purchase 15,000 shares of our common stock.  As managing member of KH Advisors, Mr. Kline has voting and dispositive power over its 2,320,816 shares of common stock. Mr. Kline and KH Advisors may be deemed to own an aggregate of 3,826,462 shares of common stock by virtue of their having entered into in an Investors Rights Agreement with GMS Acquisition Partners Holdings, LLC, an entity controlled by Cova Small Cap Holdings, LLC.

(10)
Based on information contained in a Schedule 13D/A filed by GMS Acquisition Partners Holdings, LLC, Cova Small Cap Holdings, LLC (“Cova”), Jason Epstein, Andrew Intrater, Renova US Holdings Ltd, Columbus Nova Investments IV Ltd, CN Special Opportunity Fund Ltd. and CN Credit Opportunities Fund 2007-1 Ltd on August 12, 2009, as well as subsequent issuances by us.  Mr. Epstein directly holds an option to purchase 15,000 shares of our Common Stock; however, pursuant to a privately negotiated agreement with Cova, Mr. Epstein has agreed to transfer ownership of all common stock underlying the stock option to Cova upon exercise of the stock option.  Cova is an affiliate of Renova U.S. Management LLC, in which Mr. Epstein serves as a Manager and participates in a profit sharing plan.  Mr. Epstein disclaims beneficial ownership over the 3,826,721 shares of common stock held of record by Cova.  Cova may be deemed to own an aggregate of 5,332,367 shares of common stock by virtue of their having entered into in an Investors Rights Agreement with GMS Acquisition Partners Holdings, LLC, an entity controlled by Cova. Andrew Intrater has voting and dispositive power over the shares of common stock held by Cova.  Cova’s business address is Citigroup Center, 153 E. 53 rd St., 58th Floor, New York, NY 10022.

(11)
Includes a stock option to purchase 7,500 shares of common stock held of record by Mr. Intrater. Cova is an affiliate of Renova U.S. Management LLC, in which Mr. Intrater serves as the Managing Partner and participates in a profit sharing plan.  Mr. Intrater disclaims beneficial ownership over the 3,826,721 shares of common stock held of record by Cova.

(12)
Wellington Management is an investment adviser registered under the Investment Advisers Act. Wellington Management, in such capacity, may be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) over the shares held by its client accounts. The business address of Wellington Management, is 280 Congress Street, Boston, MA 02210.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Debt

We have unsecured notes payable to three stockholders (Messrs. Winston Churchill, Thomas Rebar and Wayne Weisman, partners of SCP Private Equity Management Company, LLC (“SCP”)). SCP also owns stock in Cyalume and three Directors are members of SCP. These notes payable are in principal amounts of $800,000, $100,000 and $100,000, respectively. Each note bears interest at 6%, which is calculated quarterly and paid in-kind (added to the unpaid principal balance). These notes are payable in one combined installment of $1.0 million, plus all paid-in-kind interest, on June 19, 2014.

 At December 31, 2010 and 2009, outstanding principal on these notes totaled $1.1 million and $1.1 million, respectively.

During 2009, we repaid three notes payable to two stockholders (Messrs. Isaac Applbaum and Marc Abramowitz), along with all accrued interest, totaling $82,000, via the issuance of 17,150 common shares. Each note bore interest at 4% that was calculated on an annual basis.

Management Agreement with Board Member

On October 1, 2009, we entered into a management agreement with Selway Capital, LLC (“Selway”) that provides for (but is not limited to) the following services to be performed by Selway on our behalf:

•	Strategic development and implementation as well as consultation with our chief executive officer on a regular basis as per his reasonable requests;
•
Identifying strategic partnerships with companies with which Selway has relationships and access, including building partnerships with companies in Israel, Singapore, India and Europe. The focus will be on the expansion of our munitions business;

•	Advise and support us investor relations strategy;
•	Advise and support future fund raising, including identifying sources of capital in the United States; and
•	Support our mergers and acquisitions strategy and play an active role in due diligence and analysis.

The management agreement stipulated that these services would be performed by Yaron Eitan, an employee of Selway and a member of our Board of Directors, with assistance, as needed, from other employees of Selway.  The management agreement was retroactive to August 1, 2009, expires on October 1, 2012 and could be terminated by either us or Selway upon 30-days written notice or upon our default in payment or Selway’s failure to perform services under the management agreement. Under the management agreement, we indemnified Selway and Selway indemnified us against certain losses that could have been incurred while carrying out its obligations under the management agreement. Through July 2010, Selway’s compensation for these services was $41,667 per month. However, we were only required to pay $16,000 per month, with the balance of $25,667 per month remaining unpaid until our senior lender consented to such payment. We also reimbursed Selway for costs incurred specifically on our behalf for these services.

Additionally, Selway was able to earn a $210,000 bonus, payable in cash or common stock at the discretion of our Board of Directors. That bonus for the year ended December 31, 2009 was approved by our Board of Directors on March 17, 2010 and is reflected in the 2009 consolidated financial statements. Accordingly, 60,000 shares of common stock, valued at $210,000, were issued to Selway in 2010 for this bonus.

On July 29, 2010 we amended our management agreement (the “Amended Management Agreement”) with Selway. Pursuant to the Amended Management Agreement, (i) the compensation payable to Selway was reduced to $11,667 and (ii) we issued to Selway 45,000 shares of common stock in full satisfaction of all accrued and unpaid liabilities (including all management fees) owed to Selway pursuant to the management agreement through July 2010. Those 45,000 shares were issued in July 2010. There is no provision for an additional bonus in the Amended Management Agreement. Other terms and conditions of the management agreement remained unchanged.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 50,000,000 shares of common stock, par value $.001, and 1,000,000 shares of preferred stock, par value $.001. As of the date of this prospectus, 16,743,553 shares of common stock are outstanding, held by 184 holders of record. No shares of preferred stock are currently outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of our common stock are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of our assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors, without approval of the stockholders, are authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.

As of the date of this prospectus, there are no outstanding shares of preferred stock of any series.

Warrants

We have approximately 2,975,506 public warrants currently outstanding entitling the registered holder to purchase one share of common stock at $5.00 per share, 218,750 private warrants currently outstanding entitling the registered holder to purchase one share of common stock at $8.00 per share and 160,000 private warrants currently outstanding entitling the registered holder to purchase one share of common stock at $2.00 per share. We also have one unit purchase option outstanding, entitling the holder to purchase 731,250 units, consisting of one share of common stock and one warrant to purchase one share of common stock at $5.50 per share, at an exercise price of $8.80 per unit. The public warrants will expire at 5:00 p.m., New York City time on April 25, 2012.

We may call the public warrants for redemption in whole and not in part, at a price of $0.01 per warrant, at any time after they become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, acquisition or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, or any voting rights, until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon their exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, we will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

In connection with the transaction with Catalyst Private Equity Partners (Israel) II LP, we issued to Catalyst warrants to purchase up to 118,750 shares of our common stock on October 15, 2008. The warrants terminate five years after issuance and are exercisable for $8.00 per share of our common stock. The warrants are exercisable on a cashless basis at the option of Catalyst. The warrants do not have any anti-dilution protection except in the case of significant corporate events such as splits or dividends of shares. The subscription agreement provides that Catalyst will be entitled to demand and piggyback registration rights.

In connection with the transaction with Centurion Credit Group Master Fund L.P., we issued to Centurion warrants to purchase up to 100,000 shares of our common stock on December 10, 2008. The warrants terminate three years after issuance and are exercisable for $8.00 per share of our common stock. The subscription agreement provides that Centurion will be entitled to demand and piggyback registration rights.

In connection with the transaction with Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P., we issued to Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P. warrants to purchase up to 160,000 shares of our common stock on July 29, 2010. The warrants terminate five years after issuance and are exercisable for $2.00 per share of our common stock. The warrants are exercisable on a cashless basis at the option of Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P. The warrants have standard anti-dilution protection upon a distribution of dividends or a reclassification of Cyalume’s common stock in connection with the issuance of the warrants. The agreement provides that Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P. will be entitled to demand and piggyback registration rights.

Unissued Shares of Capital Stock

Common Stock.   As of April 5, 2011, we had 16,743,553 shares of common stock outstanding and 33,256,447 authorized and unissued common stock were available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Preferred Stock.  Our Fifth Amended and Restated Certificate of Incorporation grants the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid, since we could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock.

Limitation of Liability of Directors and Officers

Our Fifth Amended and Restated Certificate of Incorporation provides that no Director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent this limitation or exemption is not permitted by the Delaware General Corporation Law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a Director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability for: (i) any breach of the Director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the Director derived an improper personal benefit.

The principal effect of this provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above applies. This provision, however, does not eliminate or limit liability arising under federal securities laws. Our charter does not eliminate the fiduciary duties of our directors. The inclusion of this provision in our charter may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us or our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation (commonly known as ‘‘derivative suits’’), except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our charter and, with regard to our officers, our bylaws, provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, we are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with us or another entity that the director or officer serves as a director, officer, employee or agent at our request, subject to various conditions, and to advance funds to the our directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest. The bylaws also specifically authorize us to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of us, or is or was serving at our request as a director, officer, employee or agent of another entity, against certain liabilities.

Change of Control Provisions

A number of provisions in our charter and bylaws and under Delaware law may make it more difficult to acquire control of us. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by our Board of Directors, but which individual stockholders may deem to be in their best interests or in which they may receive a substantial premium over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may also adversely affect the prevailing market price of the common stock. These provisions are intended to:

•	Enhance the likelihood of continuity and stability in the Board of Directors;
•	Discourage some types of transactions that may involve an actual or threatened change in control;
•	Discourage certain tactics that may be used in proxy fights;
•	Ensure that the Board of Directors will have sufficient time to act in our best interest and the best interest of our stockholders; and
•	Encourage persons seeking to acquire control to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock, warrants and units is American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, Plaza Level, New York, NY 10038, (718) 921-8124.

SHARES ELIGIBLE FOR FUTURE SALE

As of April 5, 2011, we had 16,743,553 shares outstanding. Of these shares, 7,664,122 are restricted under the Securities Act of 1933, as amended (the “Securities Act”) and 9,079,431 are freely tradable without restriction or further registration under the Securities Act.

Our Board of Directors adopted the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan (the “Plan”). Under the Plan, two million shares have been reserved for potential issuance as incentives to certain employees and non-employees.  Subsequent to approval by shareholders at the 2009 Annual Meeting of Shareholders, we filed Form S-8 with the SEC to register the shares under the Plan. Issuance of shares under the Plan will not provide capital and will cause dilution of earnings per share. Under the Plan, we are authorized to issue up to two million shares of common stock, of which - 592,250 shares are available for future awards as of April 5, 2011.

In addition, there are 2,975,506 outstanding warrants that were issued in our initial public offering, each for the purchase of one share. The shares issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. We intend to use our best efforts to cause such a registration statement to be in effect at the time that the warrants become exercisable. In addition, in connection with our initial public offering, we issued a unit purchase option to the representative of the underwriters which is exercisable for 731,250 units, consisting of one share and one warrant to purchase one share at $5.50 per share, at an exercise price of $8.80 per unit. The securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold according to Rule 144.

In connection with a subscription agreement with Catalyst, we issued to Catalyst warrants to purchase up to 118,750 shares of our common stock on October 15, 2008. The warrants terminate five years after issuance and are exercisable for $8.00 per share of our common stock. The warrants are exercisable on a cashless basis at the option of Catalyst. The warrants do not have any anti-dilution protection except in the case of significant corporate events such as splits or dividends of shares.

In connection with a bridge loan to us made by Centurion Credit Group Master Fund L.P., we issued Centurion warrants to purchase up to 100,000 shares of our common stock on December 10, 2008. The warrants terminate three years after issuance and are exercisable for $8.00 per share of our common stock.

In connection with a subordinated, convertible debt financing with Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P., we issued Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P. warrants to purchase up to 160,000 shares of our common stock on July 29, 2010. The warrants terminate five years after issuance and are exercisable for $2.00 per share of our common stock. The warrants contain provisions for cashless exercise and standard anti-dilution protection upon a distribution of dividends or a reclassification of our common stock in connection with the issuance of the warrants.

Therefore, there will be an aggregate of 4,816,756 shares that may be issued in the future upon exercise of outstanding warrants and unit purchase options, consisting of 2,975,506 outstanding warrants that were issued in our initial public offering, 731,250 common stock purchase warrants and 731,250 shares of common stock underlying the units issuable upon exercise of the underwriter’s unit purchase option, 118,750 warrants issued to Catalyst, 100,000 warrants issued to Centurion and 160,000 warrants issued to Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P.

Rule 144 . Rule 144 is unavailable for the resale of restricted securities initially issued by a ‘‘blank-check’’ or ‘‘shell’’ company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:
•	has ceased to qualify as a ‘‘blank-check’’ or ‘‘shell’’ company;
•	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and

•
has filed certain information with the SEC (‘‘Form 10 information’’) reflecting that it is no longer a ‘‘blank-check’’ or ‘‘shell’’ company may, after one year has elapsed from the filing of the ‘‘Form 10 information,’’ within any three-month period resell a number of such restricted securities that does not, with respect to the ordinary shares, exceed the greater of either of the following:

•	1% of the total number of ordinary shares then outstanding; or
•
for securities trading on a national securities exchange, the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited based on the availability of current public information about us, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

As of April 5, 2011, 6,220,067 shares of our common stock and securities convertible into 4,656,756 shares of our common stock were eligible for resale pursuant to Rule 144.

We can make no prediction about the effect that market sales of our common stock or the availability for sale of our common stock will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to it.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Cyalume Technologies Holdings, Inc. and its subsidiary as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows for the years then ended, appearing in our Annual Report on Form 10-K filed with the Commission on March 28, 2011, have been audited by CCR LLP, an independent registered public accounting firm, as set forth in their reports appearing herein and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov   which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

INDEX TO FINANCIAL STATEMENTS

Cyalume Technologies Holdings, Inc.

Years ended December 31, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Cyalume Technologies Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Cyalume Technologies Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cyalume Technologies Holdings, Inc. and Subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CCR LLP

Glastonbury, Connecticut
March 25, 2011

Cyalume Technologies Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except shares and per share information)

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2010	2009
Revenues	$38,024	$32,201
Cost of goods sold	18,857	18,817
Gross profit	19,167	13,384

Other expenses (income):
Sales and marketing	3,471	3,171
General and administrative	5,520	4,917
Research and development	1,663	1,464
Interest expense, net	2,559	2,644
Interest expense – related party	66	61
Amortization of intangible assets	1,794	3,497
Goodwill impairment loss	—	12,456
Other intangible asset impairment losses	—	25,624
Other (income) losses, net	(184)	52
Total other expenses	14,889	53,886

Income (loss) before income taxes	4,278	(40,502)
Provision for (benefit from) income taxes	1,665	(6,880)
Net income (loss)	$2,613	$(33,622)

Net income (loss) per common share:
Basic	$.17	$(2.21)
Diluted	$.15	$(2.21)

Weighted average shares used to compute net income (loss) per common share:
Basic	15,483,243	15,241,416
Diluted	16,806,275	15,241,416

The accompanying notes are an integral part of these consolidated financial statements.

Cyalume Technologies Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except shares and per share information)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash	$4,086	$2,003
Accounts receivable, net of allowance for doubtful accounts of $62 and $239, respectively	1,925	3,319
Inventories, net	9,920	9,320
Income taxes refundable	—	294
Deferred income taxes	931	682
Prepaid expenses and other current assets	429	382
Total current assets	17,291	16,000

Property, plant and equipment, net	8,509	8,384
Goodwill	51,244	51,244
Other intangible assets, net	20,912	22,548
Other noncurrent assets	286	67
Total assets	$98,242	$98,243

Liabilities and Stockholders’ Equity
Current liabilities:
Lines of credit	$—	$3,200
Current portion of notes payable	1,453	6,940
Accounts payable	2,185	3,222
Accrued expenses	2,362	2,069
Notes payable and advance due to related parties	—	9
Income tax payable	700	—
Total current liabilities	6,700	15,440

Notes payable, net of current portion	22,715	18,874
Notes payable due to related parties, net of current portion	1,131	1,065
Deferred income taxes	8,147	7,105
Derivatives	365	69
Asset retirement obligation	166	158
Total liabilities	39,224	42,711

Commitments and contingencies	—	—

Stockholders' equity
Preferred stock, $0.001 par value; 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,748,570and 15,405,570 issued and outstanding, respectively	16	15
Additional paid-in capital	89,452	87,926
Accumulated deficit	(29,780)	(32,393)
Accumulated other comprehensive loss	(670)	(16)
Total stockholders’ equity	59,018	55,532
Total liabilities and stockholders' equity	$98,242	$98,243

The accompanying notes are an integral part of these consolidated financial statements.

Cyalume Technologies Holdings, Inc.
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income (Loss)
(in thousands, except shares)

				Retained	Accumulated
	Common Stock		Additional	Earnings	Other	Total
	Number		Paid-In	(Accumulated	Comprehensive	Stockholders’	Comprehensive
	of Shares	Amount	Capital	Deficit)	Loss	Equity	Income (Loss)
Balance at December 31, 2008	13,719,035	$14	$87,348	$1,229	$(281)	$88,310
Exercise of warrants	5,500	—	27	—	—	27	$—
Exercise of warrants - cashless	1,614,788	1	(1)	—	—	—	—
Common stock repurchased	(32,903)	—	(263)	—	—	(263)	—
Common stock awarded and issued for Acquisition-related services	75,000	—	225	—	—	225	—
Common stock issued to extinguish notes payable	17,150	—	82	—	—	82	—
Share-based compensation expense – no shares issued	—	—	500	—	—	500	—
Share-based compensation expense – common stock issued to non-employee consultant	7,000	—	25	—	—	25	—
Stock registration costs	—	—	(17)	—	—	(17)	—
Foreign currency translation adjustments	—	—	—	—	206	206	206
Unrealized gain on cash flow hedges, net of taxes of $35	—	—	—	—	59	59	59
Net loss	—	—	—	(33,622)	—	(33,622)	(33,622)
Comprehensive loss	—	—	—	—	—	—	$(33,357)
Balance at December 31, 2009	15,405,570	$15	$87,926	$(32,393)	$(16)	$55,532
Share-based compensation expense	298,000	—	1,181	—	—	1,181	$—
Common stock issued to pay accounts payable	45,000	1	145	—	—	146	—
Warrants issued in conjunction with convertible debt	—	—	200	—	—	200	—
Foreign currency translation adjustments	—	—	—	—	(486)	(486)	(486)
Unrealized loss on cash flow hedges, net of taxes of $100	—	—	—	—	(168)	(168)	(168)
Net income	—	—	—	2,613	—	2,613	2,613
Comprehensive income	—	—	—	—	—	—	$1,959
Balance at December 31, 2010	15,748,570	$16	$89,452	$(29,780)	$(670)	$59,018

The accompanying notes are an integral part of these consolidated financial statements.

Cyalume Technologies Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$2,613	$(33,622)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment loss	—	12,456
Other intangible asset impairment losses	—	25,624
Depreciation of property, plant and equipment	833	645
Amortization	2,142	4,503
Provision for deferred income taxes	948	(7,211)
Stock-based compensation expense	1,181	525
Provision for inventory obsolescence	106	473
Other non-cash expenses	315	246
Changes in operating assets and liabilities:
Accounts receivable	1,295	178
Inventories	(846)	961
Prepaid expenses and other current assets	2	(130)
Accounts payable and accrued liabilities	(561)	(588)
Income taxes payable, net	976	401
Net cash provided by operating activities	9,004	4,461

Cash flows from investing activities:
Proceeds from disposal of long-lived assets	207	—
Purchases of long-lived assets	(1,626)	(958)
Purchase of CTI common stock	—	(43)
Net cash used in investing activities	(1,419)	(1,001)

Cash flows from financing activities:
Net repayment of line of credit	(3,200)	(300)
Proceeds from long-term notes payable and warrants	7,942	—
Principal payments on long-term notes payable	(9,890)	(3,621)
Payments to reacquire and retire common stock	—	(1,386)
Net payments of debt issue costs	(271)	(140)
Stock registration costs	—	(17)
Proceeds from exercises of warrants	—	27
Net cash used in financing activities	(5,419)	(5,437)

Effect of exchange rate changes on cash	(83)	28
Net increase (decrease) in cash	2,083	(1,949)
Cash, beginning of period	2,003	3,952
Cash, end of period	$4,086	$2,003

The accompanying notes are an integral part of these consolidated financial statements.

Cyalume Technologies Holdings, Inc.
Notes to Consolidated Financial Statements

1.	BACKGROUND AND DESCRIPTION OF BUSINESS

These consolidated financial statements and footnotes include the financial position and operations of Cyalume Technologies Holdings, Inc. (“Cyalume”), a holding company that owns 100% of the stock of Cyalume Technologies, Inc. (“CTI”). CTI is the sole shareholder of Cyalume Technologies, SAS or “CTSAS”.

CTI and CTSAS manufacture and sell chemiluminescent products and reflective and photoluminescent materials to military, ammunition, commercial and public safety markets. CTSAS is geographically located in France and represents us in certain international markets, primarily Europe and the Middle East. CTI sells to customers in all other geographic markets.

The accompanying consolidated financial statements include the accounts of Cyalume, CTI and CTSAS and are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.

2.	SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2010 presentation.

Foreign Operations

The accounting records of CTSAS are maintained in Euros, their local and functional currency. Revenue and expense transactions are translated to U.S. dollars using the average exchange rate of the month in which the transaction took place. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect as of the balance sheet date. Equity transactions are translated to U.S. dollars using the exchange rate in effect as of the date of the equity transaction. Translation gains and losses are reported as a component of accumulated other comprehensive income or loss within stockholders’ equity. Gains and losses resulting from transactions which are denominated in other than the functional currencies are reported as other income or loss in the statement of operations in the period the gain or loss occurred.

Comprehensive Income (Loss)

Comprehensive income (loss)accounts for changes in stockholders’ equity resulting from non-stockholder sources. All transactions that would cause comprehensive income (loss) to differ from net income (loss) have been recorded and disclosed and relate to (i) the translation of the accounts of our foreign subsidiary and (ii) the effective portion of activities designated as hedges for hedge accounting purposes.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used when accounting for certain items such as reserves for inventory, accounts receivable and deferred tax assets; assessing the carrying value of intangible assets including goodwill; determining the useful lives of property, plant and equipment and intangible assets; and in determining asset retirement obligations. Estimates are based on historical experience, where applicable, and assumptions that we believe are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ.

Fair Value Measurements

Under U.S. GAAP, we are required to record certain financial assets and liabilities at fair value and may choose to record other financial assets and financial liabilities at fair value as well. Also under U.S. GAAP, we are required to record nonfinancial assets and liabilities at fair value due to events that may or may not recur in the future, such as an impairment event. When we are required to record such assets and liabilities at fair value, that fair value is estimated using an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. That fair value is determined based on significant inputs contained in a fair value hierarchy as follows:

Level 1	Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3	Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

As of December 31, 2010 and 2009, the only assets and liabilities required to be measured at fair value on a recurring basis were the interest rate swaps and currency forward contracts described in Note 14,both of which are measured at fair value using level 2 inputs.

We have other financial instruments, such as cash, accounts receivable, accounts payable, accrued expenses and long-term debt, whose carrying amounts approximate fair value.

Accounts Receivable

Accounts receivable are recorded at the aggregate unpaid amount less any allowance for doubtful accounts. The allowance is based on historical bad debt experience and the specific identification of accounts deemed uncollectible. We determine an account receivable’s delinquency status based on its contractual terms. Interest is not charged on outstanding balances. Accounts are written-off only when all methods of recovery have been exhausted. We control credit risk through initial credit evaluations and approvals, credit limits, and monitoring procedures. We perform ongoing credit evaluations of customers, but do not require collateral to secure accounts receivable.

Inventories

Inventories are stated at the lower of cost (on a first-in first-out (“FIFO”) method) or net realizable value. We periodically review the realizability of inventory. Provisions are recorded and reserves are established for potential obsolescence. Determining adequate reserves for inventory obsolescence requires management’s judgment. Conditions impacting the realizability of inventory could cause actual write-offs to be materially different than reported inventory reserve balances.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed under the straight-line method over the estimated useful lives of four to eight years for equipment and 30 years for buildings and improvements.

Goodwill

Goodwill is deemed to have an indefinite life and accordingly, is not subject to annual amortization. Goodwill is subject to annual impairment reviews, and, if conditions warrant, interim reviews based upon its estimated fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined. In 2010, we changed our annual impairment review date from December 31 to August 31. See Note 6 for a description of our goodwill impairment analysis.

Intangible Assets

Intangible assets are amortized over their estimated useful lives.  Costs associated with renewing or extending the terms associated with the intangible assets are expensed as incurred.  Costs to third parties that are related to internally developing or successfully defending an intangible asset are capitalized as part of the intangible asset developed or defended and amortized over that asset’s useful life. Such costs to third parties that are related to patent applications that are ultimately rejected by the relevant government authority are expensed upon rejection. The useful lives used for amortization of intangible assets are as follows:

Useful life (in years)
Patents and developed technologies	See (1)
Purchased customer relationships	13
Trademarks and trade names	Indefinite life (2)
Non-compete agreements	2

(1)
Each patent has its own legal expiration date and therefore its own useful life. Generally, our patents’ legal lives begin when the related patent application is filed with the relevant government authority and ends 20 years thereafter. We begin amortizing patent costs incurred when the relevant government authority approves the related patent. Patents recorded as of December 31, 2010 will expire in years 2012 through 2027.

(2)
Trademarks and trade names, like goodwill, are deemed to have an indefinite life and accordingly, are not subject to annual amortization. Trademarks and trade names are subject to annual impairment reviews, and, if conditions warrant, interim reviews based upon their estimated fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined. In 2010, we changed our annual impairment review date from December 31 to August 31. Our annual impairment review as of August 31, 2010 indicated that no impairment of trademarks or trade nameshad occurred. As of December 31, 2009, we recorded an impairment loss of $5.9 million based on our impairment review as of that date.

Long-Lived Assets

Long-lived assets, such as intangible assets (except for trademarks and trade names) and property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Such reviews are based on a comparison of the asset’s undiscounted cash flows to the recorded carrying value for the asset. If the asset’s recorded carrying value exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset, the asset is written-down to its estimated fair value. To estimate that fair value, we will use the most appropriate valuation technique for the circumstances and for which sufficient data is available.

Impairment charges, if any, are recorded in the period in which the impairment is determined. In the event of an impairment charge, the identifiable assets’ post-impairment carrying value will continue to be amortized or depreciated over their useful lives and be reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. As of December 31, 2009, we recorded an impairment loss of $19.7 million based on our impairment review of purchased customer relationships as of that date.

Debt Issuance Costs

Costs paid to lenders to obtain financing are presented as discounts on the related debt and are amortized to interest expense over the term of the related financing, using the effective interest method (unless the financing is a line of credit, in which case the straight-line method is used). Such costs paid to third parties are presented as assets and are amortized to interest expense in the same manner as costs paid to lenders.

Derivatives

Derivatives are recorded at their fair value as of the balance sheet date. On the consolidated statement of cash flows, cash flows from derivative instruments accounted for as cash flow hedges are classified in the same category as the cash flows from the items being hedged.

Common Stock Purchase Warrants

Common stock purchase warrants issued and currently outstanding are recorded at their initial fair value and reported in stockholders’ equity as increases to additional paid-in capital. These warrants are reported as equity, rather than liabilities, since (i) the warrants may not be net-cash settled, (ii) the warrant contract limits the number of shares to be delivered in a net-share settlement and (iii) we have sufficient unissued common shares available to settle outstanding warrants. Subsequent changes in fair value from the warrants’ initial fair value are not recognized as long as the warrants continue to merit classification as equity.

Revenue Recognition

Revenue from the sale of products is recognized when the earnings process is complete and the risks and rewards of ownership have transferred to the customer. Depending on the terms of the individual sales arrangement with our customer, sales are recognized at either the shipping point or upon receipt by the customer. Costs and related expenses to manufacture the products are recorded as costs of goods sold when the related revenue is recognized.

We have several significant contracts providing for the sale of indefinite quantities of items at fixed per unit prices, subject to adjustment for certain economic factors. Revenue under these contracts is recognized when goods ordered under the contracts are received by the customer. Whenever costs change, we review the pricing under these contracts to determine whether they require the sale of products at a loss. To date, we have no loss contracts which would require the accrual of future losses in the current financial statements.

Taxes Collected from Customers

Sales taxes collected from customers are not considered revenue and are included in accounts payable and accrued expenses until remitted to the taxing authorities.

Shipping and Handling Costs

Outbound shipping and handling costs are included in sales and marketing expenses in the accompanying consolidated statements of operations. These costs were $411,000 and $361,000 for the years ended December 31, 2010 and 2009, respectively.

Advertising Costs

Advertising costs are expensed as incurred and are included in sales and marketingexpenses in the accompanying consolidated statements of operations. Advertising expense was $81,000 and $37,000 for the years ended December 31, 2010 and 2009, respectively.

Stock-Based Compensation

We incur stock-based compensation related to awards of common stock, restricted common stock and options to employees and non-employees. Those awards are measured at their fair value on the date the award is granted and are recognized in our consolidated financial statements over the period the grantee is required to provide services in exchange for the award. When recognized as an expense, the fair value of the award, less estimated forfeitures, is recognized on a straight-line basis over the award service period; if there is no such service period, then the entire fair value of the award is recognized as expense on the grant date. See Note 17for further information regarding stock-based compensation awards and related valuation assumptions and expenses.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are recognized when, based upon available evidence, realization of the assets is more likely than not.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Our 2007 through 2010 tax years remain subject to examination by federal, Massachusetts and New Jersey tax authorities. CTI’s tax years 2007 through 2010 remain subject to examination by federal and various state tax jurisdictions. CTSAS’ tax years 2006 through 2010 remain subject to examination as the French tax authorities have completed audits of CTSAS’ 2004 and 2005 tax years.

We classify interest on tax deficiencies as interest expense and income tax penalties as other miscellaneous expenses.  For the years ended December 31, 2010 and 2009, interest expense and penalties relating to tax deficiencies were not significant.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income per common share is computed by dividing net income by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of (i) shares issuable upon the exercise of warrants and options (using the “treasury stock” method), (ii) unvested restricted stock awards (using the “treasury stock” method) and (iii) shares issuable upon conversion of convertible notes (see Note 11’s “Subordinated Debt” section) using the “if-converted” method.

	Year Ended December 31,
	2010		2009
Basic:
Net income (loss) (in thousands)	$2,613		$(33,622)
Weighted average shares	15,483,243		15,241,416
Basic income (loss) per common share	$.17		$(2.21)
Diluted:
Net income (loss) (in thousands)	$2,613		$(33,622)
Adjustments to net income (loss) assuming convertible notes payable are converted to common stock:
Reversal of interest expense on convertible notes payable (in thousands)	406		—
Write off of unamortized costs of issuing convertible notes payable (in thousands)	(854)		—
Adjustments’ estimated effect on provision for income taxes (in thousands)	274	(2)	—
Income (loss) available to common stockholders for diluted net income (loss) per common share (in thousands)	2,439		(33,622)
Weighted average shares	15,483,243		15,241,416
Effect of dilutive securities	1,323,032		— (1)
Weighted average shares, as adjusted	16,806,275		15,241,416
Diluted income (loss) per common share	$.15		$(2.21)

(1)
Since we experienced a loss during this period, common shares issuable upon exercise of convertible securities were excluded from the loss per share calculation because the effect would be antidilutive.

(2)	Assumes an effective tax rate of approximately 39%.

The following potentially dilutive common share equivalents were excluded from the calculation of diluted net income per common share because their effect was antidilutive for each of the periods presented:

	Year Ended December 31,
	2010	2009
Options and warrants	6,420,756	6,190,756

Segments

We operate in a single segment as defined under U.S. GAAP.

Recent Accounting Pronouncements

The following are recent accounting pronouncements that have affected our consolidated financial statements or may affect them in the future.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, to amend existing guidance in FASB Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, to expand and clarify existing disclosures regarding recurring and nonrecurring fair value measurements. The amendments in ASU 2010-06 were effective on January 1, 2010. The adoption of this ASU did not have an impact on our consolidated financial statements.

In December 2010, the FASB issued ASU 2010-28, Intangibles-Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The update requires a company to perform Step 2 of the goodwill impairment test if the carrying value of the reporting unit is zero or negative and adverse qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The qualitative factors to consider are consistent with the existing guidance and examples in Topic 350, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. The requirements in ASU 2010-28 are effective for public companies in the first annual period beginning after December 15, 2010. ASU 2010-28 is not expected to materially impact our consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. ASU 2010-29 specifies that when a public company completes a business combination, the company should disclose revenue and earnings of the combined entity as though the business combination occurred as of the beginning of the comparable prior annual reporting period. The update also expands the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the pro forma revenue and earnings. The requirements in ASU 2010-29 are effective for business combinations that occur on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We will apply the provisions of ASU 2010-29 on a prospective basis.

In April 2010, the FASB issued Accounting Standards Update 2010-17 (ASU 2010-17), Revenue Recognition (Topic 605): Milestone Method.  ASU 2010-17 provides guidance on applying the milestone method of revenue recognition in arrangements with research and development activities. ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Although we are still evaluating the impact of this standard, we do not expect its adoption to have a material impact on our financial position or the results of our operations.

3.	INVENTORIES

Inventories consist of the following (all amounts in thousands):

	2010	2009
Raw materials	$5,539	$4,887
Work-in-process	3,356	3,439
Finished goods	1,227	1,903
	10,122	10,229
Less: Reserve for obsolescence	(202)	(909)
	$9,920	$9,320

Inventory reserves declined as obsolete inventory was disposed. Provision for potential obsolescence was $106,000 and $473,000 for the years ended December 31, 2010 and 2009, respectively. Such provisions are reported as adjustments to cost of goods sold in the accompanying consolidated statements of operations.

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (all amounts in thousands):

	2010	2009
Value added taxes receivable	$37	$44
Prepaid expenses	268	253
Currency forward contracts	—	22
Debt issuance costs, current portion	111	58
Other	13	5
	$429	$382

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (all amounts in thousands):

	2010	2009
Land	$1,279	$1,491
Building and improvements	3,003	2,984
Machinery and equipment	5,710	4,574
	9,992	9,049
Less: accumulated depreciation	(1,483)	(665)
	$8,509	$8,384

6.	GOODWILL

Goodwill represents the excess of the cost of acquiring CTI and CTSAS in 2008 over the net fair value assigned to the assets acquired and liabilities assumed. Changes in the carrying amount of goodwill in 2009 consist of the following (all amounts in thousands):
Balance on December 31, 2008	$60,896
Finalization of the fair value of intangible assets due to the Acquisition	(2,024)
Finalization of the fair value of property, plant & equipment due to the Acquisition	(372)
Additional Acquisition costs recognized	435
Adjustments to deferred taxes associated with tangible and intangible asset valuations	4,677
Impairment loss	(12,353)
Changes due to foreign currency translation adjustments	(15)
Balance on December 31, 2009	51,244
Fiscal year 2010 changes	-
Balance on December 31, 2010	$51,244

Goodwill is reviewed for impairment utilizing a two-step process. The first step of the impairment test requires the identification of the reporting units and comparison of the fair value of each of these reporting units to the respective carrying value to identify potential impairments. We have only one reporting unit: the consolidated company as a whole. If the carrying value of the reporting unit is less than its fair value, no impairment exists and the second step is not performed. If the carrying value of the reporting unit is higher than its fair value, the second step must be performed to compute the amount of the goodwill impairment, if any. In the second step, the impairment is computed by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for the excess. We estimated fair value using the average market price of our common stock during the last 20 trading days of 2009. Based upon a comparison of fair value and carrying value, carrying value was higher than fair value and, accordingly, we performed the second and final step of the impairment analysis. The results of that final step indicated that goodwill was impaired by $12.4 million as of December 31, 2009, including the 100% impairment of CTSAS’ goodwill of € 3.8 million. Note that this $12.4 million goodwill impairment loss is less than the $12.5 million goodwill impairment loss per our consolidated statement of operations for the year ended December 31, 2009 due the conversion of CTSAS’ € 3.8 million goodwill impairment loss to U.S. dollars using different exchange rates for balance sheet and for expense account balances in accordance with our policy for translating CTSAS’ accounting records into U.S. Dollars (see Note 2’s “Foreign Operations” section). The goodwill impairment was caused by two main factors: (i) a significant decrease in the market price of our common stock and (ii) a decrease in revenues forecasted as of December 31, 2009 versus revenues forecasted as of the Acquisition date.

Our annual impairment review as of August 31, 2010 indicated that no further impairment of goodwill had occurred.

7.	OTHER INTANGIBLE ASSETS

Intangible assets as of December 31, 2010 consist of the following (all amounts in thousands):

	Cost(1)	Accumulated Amortization	Net Book Value
Developed technologies, including patents	$12,972	$2,497	$10,475
Trademarks and trade names	5,332	—	5,332
Purchased customer relationships	7,753	2,648	5,105
Non-compete agreements	267	267	—
	$26,324	$5,412	$20,912

(1)	Cost is net of impairments of $5.9 million recorded in 2009.

Trademarks and trade names have indefinite lives and therefore, they are not amortized. Trademarks can be renewed without substantial cost. On average, trademarks renew in approximately 4 years. If trademark and trade names are not renewed, then expected future cash flows associated with trademarks and trade names could be adversely affected.

Amortization of intangible assets was $1.8 million and $3.5 million for the years ended December 31, 2010 and 2009, respectively.

During 2010, we capitalized $3,000 and $311,000 of costs paid to third parties to create or defend trademarks and patents, respectively. These costs have not yet begun to be amortized, but we expect the patent-related costs to be amortized over approximately 20 years.

We do not consider any intangible assets to have residual value.

The future amortization expense relating to intangible assets for the next five years and beyond is estimated at December 31, 2010 to be (all amounts in thousands):

Year Ending December 31,
2011	$1,773
2012	1,773
2013	1,774
2014	1,774
2015	1,774
Thereafter	6,712
$15,580

We review events and circumstances for indications of possible impairment of intangible assets annually. In 2009, during the second step of the goodwill impairment analysis discussed in Note 6, the following impairments of intangible assets were noted (all amounts in thousands):

Intangible Asset	Impairment Loss
Trademarks and trade names	$5,885
Purchased customer relationships	19,739
$25,624

Intangible assets that are not amortized, such as trademarks and trade names, are reviewed for impairment by comparing the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. We estimated the fair value of trademarks and trade names using the relief from royalty method, a variation of the income approach. The underlying assumption of this method is that in lieu of ownership, an entity would be willing to pay a royalty in order to exploit the related benefits of our trademarks and trade names. The present value of this royalty stream provides a useful indication of the fair value of our trademarks and trade names. Intangible assets that are amortized, such as purchased customer relationships, are reviewed for impairment by a two-step process. The first step is to determine if the intangible asset’s carrying amount is not recoverable. The carrying amount is not considered recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset. If the carrying amount is not considered to be recoverable, then the carrying value is compared to the intangible asset’s fair value. If the carrying value exceeds the fair value, then an impairment loss is recognized in an amount equal to that excess. We estimated the fair value of purchased customer relationships using an income approach utilizing a discounted cash flow methodology, specifically the multi-period excess earnings method (also known as the residual cash flow method). Since the cash flows attributable to our purchased customer relationship asset stem from sales to a customer base that existed at the acquisition date, a forecast of cash flows consisting of only those customers was utilized.

These impairments were primarily caused by a decrease in revenues forecasted as of December 31, 2009 versus revenues forecasted as of the acquisition date.

Our annual impairment review as of August 31, 2010 indicated that no further impairment of other intangible assets had occurred.

8.	OTHER NONCURRENT ASSETS

Other noncurrent assets primarily consist of unamortized costs paid to third parties to obtain senior debt,a line of creditand convertible notes (“capitalized debt issuance costs”) that will be amortized to interest expense using the effective interest method during 2011 through 2014. Such costs were $272,000 and $65,000 as of December 31, 2010 and 2009, respectively.

Amortization of capitalized debt issuance costs was $75,000 and $53,000 for the years ended December 31, 2010 and 2009, respectively.

The future amortization expense for each of the five succeeding years and beyond relating to noncurrent capitalized debt issuance costs is (all amounts in thousands):

Year Ending December 31,
2011 (1)	$—
2012	118
2013	126
2014	28
2015	—
$272

(1)	See Note 4 for the current portion of capitalized debt issuance costs of $111,000 to be amortized in 2011.

9.	ACCRUED EXPENSES

Accrued expenses consist of the following (all amounts in thousands):

	2010	2009
Payroll	$1,600	$1,199
Interest	166	277
Professional fees	148	218
Other	448	375
	$2,362	$2,069

10.	LINES OF CREDIT

We have a line of credit with a maximum borrowing capacity of $5.0 million with TD Bank N.A. (“TD Bank”). The amount we may borrow from this line of credit is dependent mainly on accounts receivable and inventory balances. Interest is payable monthly and is determined, at our discretion, based on (i) the Prime Rate, plus a margin percentage that is based on financial performance (not to be less than 6% in total) or (ii) an adjusted LIBOR rate (subject to a 2% interest rate floor), plus a margin percentage that is based on financial performance. The line of credit’s interest rate at December 31, 2010 was 6.25%. The line of credit expires on December 19, 2012. This line of credit is subject to (i) the same restrictive covenants and (ii) the same collateral and guarantees as the senior debt Term Loan and the senior debt Real Estate Loan described in Note 11. At December 31, 2010 and 2009, there were $0 and $3.2 million, respectively, in outstanding borrowings on this line of credit.

CTSAS has lines of credit with a combined maximum borrowing capacity of €1.1 million ($1.5 million as of December 31, 2010), under which there were no outstanding borrowings at December 31, 2010 and 2009. The lines’ interest rates are variable, based on the Euro Overnight Index Average and the 3-month Euro Interbank Offered Rate. The lines are collateralized by substantially all business assets of CTSAS. The lines have indefinite termination dates, but can be renegotiated periodically.

11.	NOTES PAYABLE

Outstanding notes payable consist of (all amounts in thousands):

	2010	2009
Senior Debt Term Loan	$12,435	$21,992
Senior Debt Real Estate Loan	2,054	2,386
Subordinated Term Loan	8,500	-
Note payable Rodman & Renshaw	2,135	1,972
Total notes payable	25,124	26,350
Less: Unamortized debt issuance costs	(956)	(536)
Less: Current portion of notes payable, including current portion of unamortized debt issuance costs	(1,453)	(6,940)
Notes payable, net of current portion	$22,715	$18,874

Debt issuance costs will be amortized to interest expense using the effective interest method over the life of the loan.

Senior Debt

CTI has two loans payable to TD Bank, NA (“TD Bank”); a Term Loan and a Real Estate Loan, that were originally entered into on December 19, 2008, and which were amended and restated as of July 29, 2010.

The Term Loan was originally payable in monthly principal installments ranging from $319,000 to $468,000, plus monthly interest payments as described below, that commenced on February 1, 2009, plus a one-time principal payment of $3.0 million due on or before April 30, 2010. On July 29, 2010, in conjunction with the issuance of the Subordinated Term Loan (see discussion below) and the use of $7.2 million of the Subordinated Term Loan’s proceeds to reduce principal outstanding on the Term Loan, TD Bank modified the monthly principal installments to $148,000, beginning in February 2011, plus a one-time principal payment of $7.3 million due at maturity in December 2013.

Interest payments on 60% of the Term Loan’s principal balance are hedged using a pay-fixed, receive-variable interest rate swap to reduce exposure to changes in cash payments caused by changes in interest rates on the Term Loan. See Note 14for details on the interest rate swap. Interest on the 60% interest rate-swapped portion of the Term Loan is payable monthly and determined based on 1-month LIBOR, plus a margin percentage that is based on financial performance. The total interest rate on the swapped portion of the Term Loan was 6.53% at December 31, 2010. Interest on the remaining 40% of the Term Loan is also payable monthly and is determined based on 1-month LIBOR (subject to a 2% interest rate floor) plus a margin percentage that is based on financial performance. At December 31, 2010, the total interest rate on the portion of the Term Loan that was not subject to an interest rate hedging relationship was 6.0%. The Term Loan is collateralized by all of the assets of CTI (except CTI’s equity interests in CTSAS, of which only 65% is collateral of the Term Loan) and is guaranteed by Cyalume. The Term Loan requires various restrictive financial and nonfinancial covenants, such as maximum leverage ratios and limitations on capital expenditures and dividends, which we are in compliance with as of December 31, 2010.

Simultaneous with the $7.2 million repayment of a portion of the Term Loan, our interest rate swaps (see Note 14) were modified to incorporate this repayment since it was not anticipated in the original swap agreement. This allows us to continue to assume that these hedges meet the criteria for the shortcut method for assessing hedge effectiveness; therefore, the hedge is assumed to still be 100% effective.

The Real Estate Loan was originally payable in monthly principal installments of $10,000, plus monthly interest payments as described below, that commenced on February 1, 2009, plus a one-time principal payment of $1.9 million at maturity (December 19, 2013). In July 2010, we made an unscheduled $207,000 principal payment, which reduced our one-time principal payment due at maturity in December 2013 to $1.7 million.

Interest payments on the Real Estate Loan principal balance are hedged using a pay-fixed, receive-variable interest rate swap to reduce exposure to changes in cash payments caused by changes in interest rates on the Real Estate Loan. See Note 14for details on the interest rate swap. Interest is payable monthly and is determined based on 1-month LIBOR plus a margin percentage that is based on financial performance. The Real Estate Loan’s total interest rate at December 31, 2010 was 6.42%. The Real Estate Loan is secured by a mortgage of the real property (land and building) located in West Springfield, MA, and is guaranteed by Cyalume. The Real Estate Loan requires various restrictive financial and nonfinancial covenants, such as maximum leverage ratios and limitations on capital expenditures and dividends, which we are in compliance with as of December 31, 2010.

The TD Bank line of credit described in Note 10, the Term Loan and the Real Estate Loan are senior in payment priority to all other notes payable and lines of credit.

Subordinated Term Loan

On July 29, 2010 we issued a Subordinated Term Loan of $8.5 million to Granite Creek Partners Agent, LLC (Granite Creek) that matures March 19, 2014. Interest is payable monthly beginning September 1, 2010 at a rate of 11% per annum. No principal payments are required until maturity. We have the right to prepay the loan in whole or in part at any time without penalty. The Subordinated Term Loan ranks junior to all debt held by TD Bank, N.A. but senior to all other remaining long-term debt including existing and future subordinated debt. The Subordinated Term Loan is convertible at any time by Granite Creek into 2,666,667 shares of common stock at a conversion price of approximately $3.19 per share. Our common stock’s closing market price on December 31, 2010 was $4.05 per share; therefore the loan’s if-converted value of $10.8 million exceeds their unpaid principal balance by $2.3 million as of December 31, 2010. We determined that the convertible notes’ conversion feature was not a beneficial conversion feature under U.S. GAAP.

The Subordinated Term Loan principal of $8.5 million was used in the following manner (all amounts in thousands):

Principal amount of convertible notes	$8,500
Less: Debt issuance costs	(558)
Proceeds from convertible notes payable	7,942
Less amounts paid from proceeds from convertible notes:
Principal payment on Term Loan	(7,200)
Principal payment on line of credit	(500)
Debt issuance costs	(50)
Cash retained for operations	$192

Simultaneous with the issuance of the Subordinated Term Loan, we issued warrants to repay certain costs of obtaining the convertible notes. The warrants have a five-year term and allow the holder to purchase 160,000 shares of common stock at $2 per share through July 29, 2015. In accordance with U.S. GAAP, we allocated a portion of the $8.5 million gross proceeds from the issuance of the loan to the warrants based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds so allocated to the warrants ($200,000) was recorded as a debt discount and an increase to additional paid-in capital on our consolidated balance sheet. The $200,000 debt discount will be amortized to interest expense using the effective interest method over the life of the convertible notes.

As of December 31, 2010, the carrying value of the Subordinated Term Loan was $7.6 million, computed as follows (all amounts in thousands):

Principal amount of loan	$8,500
Less: unamortized debt issuance costs	(858)
$7,642

The amount of interest cost recognized during 2010 was $390,000 for the contractual interest coupon rate and $81,000 for the amortization of related debt issuance costs. The effective interest rate for the period was 14.2%.

Simultaneous with the issuance of the convertible notes, we amended our management agreement with Selway Capital, LLC (see Note 16).

Other Subordinated Third-Party Debt

We have a note payable that was entered into in December 2008 with Rodman & Renshaw, LLC related to underwriting services performed by them in 2007 and 2008. The note bears an interest rate of 8%, which is paid-in-kind (added to the unpaid principal balance of the note) quarterly. The note is unsecured and all principal and accrued interest is payable at maturity (June 30, 2014).

Future Minimum Payments

As of December 31, 2010, future minimum payments due for notes payable for each of the five succeeding years and beyond are as follows (all amounts in thousands):

Year Ending December 31,
2011	$1,753
2012	1,901
2013	10,835
2014	10,635
2015	—
Thereafter	—
25,124

Amortization of the debt discount was $273,000 and $230,000 for the years ended December 31, 2010 and 2009, respectively.

12.	NOTES PAYABLE TO RELATED PARTIES

We have unsecured notes payable to three stockholders (Messrs. Winston Churchill, Thomas Rebar and Wayne Weisman, partners of SCP Private Equity Management Company, LLC (“SCP”)). SCP also owns stock in Cyalume and three Directors are members of SCP. These notes payable are in principal amounts of $800,000, $100,000 and $100,000, respectively. Each note bears interest at 6%, which is calculated quarterly and paid in-kind (added to the unpaid principal balance). These notes are payable in one combined installment of $1.0 million, plus all paid-in-kind interest, on June 19, 2014.

During 2009, we repaid three notes payable to two stockholders (Messrs. Isaac Applbaum and Marc Abramowitz), along with all accrued interest, totaling $82,000, via the issuance of 17,150 common shares. Each note bore interest at 4% that was calculated on an annual basis.

13.	INCOME TAXES

Income taxes consisted of the following (all amounts in thousands):

	Year Ended December 31,
	2010	2009
Current:
Federal	$—	$—
State	—	—
Foreign	717	331
Deferred:
Federal	648	(5,772)
State	384	(1,369)
Foreign	(84)	(70)
Provision for (benefit from) income taxes	$1,665	$(6,880)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal sources of these differences include the carrying value of identified intangible assets, inventories, fixed asset depreciation and certain accruals and reserves for financial statement purposes which are not deductible for tax purposes.

Deferred income tax assets and liabilities consist of the following (all amounts in thousands):

	December 31, 2010		December 31, 2009
	Current	Non-current	Current	Non-current
Deferred tax assets:
Federal	$1,575	$5,259	$2,274	$7,596
State	495	346	284	855
Foreign	—	—	—	—
Less: valuation allowance	—	(4,062)	—	(6,039)
	2,070	1,543	2,558	2,412
Deferred tax liabilities:
Federal	(887)	(7,196)	(1,494)	(7,083)
State	(235)	(1,841)	(349)	(1,658)
Foreign	(17)	(653)	(33)	(776)
	(1,139)	(9,690)	(1,876)	(9,517)
Deferred tax assets (liabilities)	$931	$(8,147)	$682	$(7,105)

Principal components of our net liability representing deferred income tax balances are as follows (all amounts in thousands):

	Year Ended December 31,
	2010	2009
Intangible assets	$(7,852)	$(8,620)
Property, plant and equipment	(621)	(546)
U.S. loss carryforwards and tax credits, net (1)	2,024	3,779
Subsidiary income	(2,044)	(2,265)
Provisions for expenses	1,151	1,041
Suspended capital loss on sale of subsidiary	—	162
Interest rate swaps	126	26
	$(7,216)	$(6,423)

(1)	U.S. net operating loss carryforwards expire in 2025 through 2029. The realization of these assets is based on estimates of future taxable income.

Income taxes computed using the federal statutory income tax rate differ from our effective tax rate primarily due to the following (all amounts in thousands):

	Year Ended December 31,
	2010	2009
Provision for federal income taxes expected at 34% statutory rate	$1,455	$(13,771)
Increase (reduction) resulting from:
Tax on global activities	143	—
State income taxes, less federal income tax benefit	390	(903)
Change in valuation account (2)	(1,977)	4,572
Goodwill impairment loss	—	4,235
Change in prior year undistributed earnings of CTSAS (2)	1,399	-
Prior year true up	185	(980)
Other	70	(33)
Provision for (benefit from) income taxes	$1,665	$(6,880)

(2)	Included in the change in the valuation account is an amount associated with the change in prior year undistributed earnings of CTSAS of $1,901

Deferred income taxes on the undistributed earnings of CTSAS have been recognized as of December 31, 2009.  This change in method was the result of the analysis of ongoing cash needs and the change in the treaty between the U.S. and France which eliminated the 5% tax withholdings on dividends paid.  In conjunction with recording the deferred tax liability on the undistributed earnings, a deferred tax asset was recorded for the potential foreign tax credits such repatriated earnings would generate.  Due to the near-term uncertainty of the usage of the foreign tax credits, we also recorded a full valuation allowance for the deferred tax assets related to foreign tax credits.

14.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivatives held by us as of December 31, 2010 consist of the following (all amounts in thousands):

Derivative Instrument	Balance Sheet Location	Fair Value
Currency forward contracts	Derivatives (noncurrent liabilities)	$(28)
Interest rate swaps	Derivatives (noncurrent liabilities)	(337)

Derivatives held by us as of December 31, 2009 consist of the following (all amounts in thousands):

Derivative Instrument	Balance Sheet Location	Fair Value
Currency forward contracts	Prepaid expenses and other current assets	$22
Interest rate swaps	Derivatives (noncurrent liabilities)	(69)

Currency Forward Contracts

CTSAS’ functional currency is the Euro. Periodically, CTSAS purchases inventory from CTI, which requires payment in U.S. dollars. Beginning in 2009, and only under certain circumstances, we use currency forward contracts to mitigate CTSAS’ exposure to changes in the Euro-to-U.S.dollar exchange rate upon payment these inventory purchases. Such currency forward contracts typically have durations of less than six months. We report these currency forward contracts at their fair value. This relationship has not been designated as a hedge and therefore all changes in these currency forward contracts’ fair value are recorded in other (income) losseson our consolidated statement of operations. The fair value of these contracts is determined by taking the difference between (a) the U.S. dollar amount due on the contract at maturity and (b) the present value of estimated cash flows developed using, among other data, expectations of future currency exchange rates over the remaining term of the contract discounted at an estimated risk-free interest rate. We held two such currency forward contracts at both December 31, 2010 and 2009.

Interest Rate Swaps

In December 2008, we entered into two pay-fixed, receive-variable, interest rate swaps to reduce exposure to changes in cash payments caused by changes in interest rates on the Term Loan and the Real Estate Loan. Both relationships are designated as cash flow hedges and meet the criteria for the shortcut method for assessing hedge effectiveness; therefore, the hedge is assumed to be 100% effective and all changes in the fair value of the interest rate swaps are recorded in comprehensive income (loss). See Note 17for a description of changes in accumulated other comprehensive loss due to derivatives and hedging activities. Such changes were due to unrealized gains and losses on the interest rate swaps. These unrealized gains and losses must be reclassified in whole or in part into earnings if, and when, a comparison of the swap(s) and the related hedged cash flows demonstrates that the shortcut method is no longer applicable. We expect these hedges to meet the criteria of the shortcut method for the duration of the hedging relationship, which ends upon maturity of the Term Loan and Real Estate Loan, and therefore we do not expect to reclassify any portion of these unrealized losses from comprehensive income (loss) to earnings in the future. The fair values of the swaps are determined by discounting the estimated cash flows to be received and paid due to the swaps over the swap’s contractual lives using an estimated risk-free interest rate for each swap settlement date.

Effect of Derivatives on Statement of Operations

The effect of derivative instruments (a) designated as cash flow hedges and (b) not designated as hedging instruments on our consolidated statement of operations for year ended December 31, 2010 was as follows (all amounts in thousands):

	Gain (Loss)	Gain (Loss)	Gain (Loss)
	In AOCL(1)	Reclassified (2)	in Earnings (3)
Derivatives designated as cash flow hedges:
Interest rate swaps, net of taxes of $100	$(168)	$—	$—
Derivatives not designated as hedging instruments:
Currency forward contracts	$—	$—	$(50)

(1)	Amount recognized in accumulated other comprehensive loss (AOCL) (effective portion and net of taxes) during 2010.
(2)	Amount of gain (loss) originally recorded in AOCL but reclassified from AOCL into earnings during 2010.
(3)	Amount of gain (loss) recognized in earnings on the derivative (ineffective portion and amount excluded from effectiveness testing) reported in other losses (income) during 2010.

The effect of derivative instruments (a) designated as cash flow hedges and (b) not designated as hedging instruments on our consolidated statement of operations for year ended December 31, 2009 was as follows (all amounts in thousands):

	Gain (Loss)	Gain (Loss)	Gain (Loss)
	In AOCI (1)	Reclassified (2)	in Earnings (3)
Derivatives designated as cash flow hedges:
Interest rate swaps, net of taxes of $35	$59	$—	$—
Derivatives not designated as hedging instruments:
Currency forward contracts	$—	$—	$22

(1)	Amount recognized in accumulated other comprehensive income (loss) (AOCI) (effective portion and net of taxes) during 2009.
(2)	Amount of gain (loss) originally recorded in AOCI but reclassified from AOCI into earnings during 2009.
(3)	Amount of gain (loss) recognized in earnings on the derivative (ineffective portion and amount excluded from effectiveness testing) reported in other losses (income) during 2009.

15.	ASSET RETIREMENT OBLIGATION

We have an obligation to remediate certain known occurrences of asbestos at our manufacturing facility in West Springfield, Massachusetts.The significant assumptions used to estimate the obligation are:

Annual inflation rate	5.54%
Credit-adjusted risk-free rate	5.37%
Initial estimated remediation costs (undiscounted and not adjusted for inflation)	$200,000 ($41,000 paid in 2007)
Estimated remediation completion date	December 19, 2038
Estimated remediation cost on December 19, 2038	$613,000

The following is a reconciliation of the beginning and ending aggregate carrying amounts of the asset retirement obligation for the years ended December 31, 2010 and 2009 (all amounts in thousands):

	Year Ended December 31,
	2010		2009
Balance, beginning	$158		$176
Additional liabilities incurred	—		—
Liabilities settled	—		—
Accretion expense	8		8
Revisions in estimated cash flows	—		(26	)(1)
Balance, ending	$166	(2)	$158

(1)	Before December 31, 2009, we estimated that completion dates were to range from September 30, 2007 to September 30, 2015. During 2009, we estimated new completion dates.

(2)	The difference between the $166,000 liability as of December 31, 2010 and the estimated undiscounted future payments of $613,000 is estimated inflation between December 31, 2010 and December 19, 2038.

Accretion expense on the asset retirement obligation is included in general and administrative expenses in the accompanying consolidated statements of operations.

16.	COMMITMENTS AND CONTINGENCIES

Operating Leases with Third Parties

We lease certain equipment, automobiles and other assets under cancelable and non-cancelable operating leases. Expenses associated with these leases totaled $37,000 and $47,000 in 2010 and 2009, respectively. Future minimum lease payments under non-cancelable lease obligations at December 31, 2010 are as follows (all amounts in thousands):

Year Ending December 31,
2011	$24
2012	22
2013	10
2014	—
2015	—
Thereafter	—
$56

Legal

Civil Action No. 06-706 in Superior Court of the Commonwealth of Massachusetts

On January 23, 2006, before we owned CTI, the former owners of CTI (from whom we purchased CTI) (the “Former Owners”) acquired all of the outstanding capital stock of Omniglow Corporation (the “Transaction”) and changed the name of the company to Cyalume Technologies, Inc. Prior to, or substantially simultaneously with, the Transaction, CTI sold certain assets and liabilities related to Omniglow Corporation’s novelty and retail business to certain former Omniglow Corporation stockholders and management (“the Omniglow Buyers”). This was done because CTI sought to retain only the Omniglow Corporation assets and current liabilities associated with its government, military and safety business. During 2006, CTI and the Omniglow Buyers commenced litigation and arbitration proceedings against one another. Claims include breaches of a lease and breaches of various other agreements between CTI and the Omniglow Buyers. The Omniglow Buyers sought compensatory damages of $1.4 million, to be trebled, and recovery of costs and legal fees. CTI filed for damages of $368,000 against the Omniglow Buyers. These proceedings are known as Civil Action No. 06-706 in Superior Court of the Commonwealth of Massachusetts.

On December 19, 2008, while Civil Action 06-706 was still unresolved, we acquired CTI (the “Acquisition”). According to the Acquisition’s Stock Purchase Agreement between the Former Owners and us, the Former Owners retained the responsibility for paying for all costs and liabilities associated with Civil Action No. 06-706.

On June 11, 2010, CTI received preliminary Findings of Fact, Rulings of Law and Order for Judgment (the “Findings”) regarding Civil Action No. 06-706.  Pursuant to the Findings, the court found in favor of the Omniglow Buyers and ruled that the Omniglow Buyers were entitled to calculable damages of approximately $828,000 from CTI, in addition to damages for certain lost profits that have not been calculated, costs and attorney’s fees. These additional damages, costs and fees have not yet been calculated or determined by the court. On August 17, 2010, the court entered an amended order vacating the June 11 judgment, but reentered judgement in the amount of approximately $828,000, on which prejudgment interest shall accrue only on approximately $104,000 of that amount. The court will enter a final judgment once the court issues an order on these additional damages, costs and fees.

CTI is considering its alternatives relating to the suit in light of the Findings. No liability has been reported in these consolidated financial statements since payment of damages or loss is not yet deemed to be probable since all legal remedies have not been exhausted.

Management Agreement with Board Member

On October 1, 2009, we entered into a management agreement with Selway Capital, LLC (“Selway”) that provides for (but is not limited to) the following services to be performed by Selway on our behalf:

•	Strategic development and implementation as well as consultation with our chief executive officer on a regular basis as per his reasonable requests;
•
Identifying strategic partnerships with companies with which Selway has relationships and access, including building partnerships with companies in Israel, Singapore, India and Europe. The focus will be on the expansion of our munitions business;

•	Advise and support us investor relations strategy;
•	Advise and support future fund raising, including identifying sources of capital in the United States; and
•	Support our mergers and acquisitions strategy and play an active role in due diligence and analysis.

The management agreement stipulated that these services would be performed by Yaron Eitan, an employee of Selway and a member of our Board of Directors, with assistance, as needed, from other employees of Selway. The management agreement was retroactive to August 1, 2009, expires on October 1, 2012 and could be terminated by either us or Selway upon 30-days written notice or upon our default in payment or Selway’s failure to perform services under the management agreement. Under the management agreement, we indemnified Selway and Selway indemnified us against certain losses that could have been incurred while carrying out its obligations under the management agreement. Through July 2010, Selway’s compensation for these services was $41,667 per month. However, we were only required to pay $16,000 per month, with the balance of $25,667 per month remaining unpaid until our senior lender consented to such payment. We also reimbursed Selway for costs incurred specifically on our behalf for these services.

Additionally, Selway was able to earn a $210,000 bonus, payable in cash or common stock at the discretion of our Board of Directors. That bonus for the year ended December 31, 2009 was approved by our Board of Directors on March 17, 2010 and is reflected in the 2009 consolidated financial statements. Accordingly, 60,000 shares of common stock, valued at $210,000, were issued to Selway in 2010 for this bonus.

On July 29, 2010 we amended our management agreement (the “Amended Management Agreement”) with Selway. Pursuant to the Amended Management Agreement, (i) the compensation payable to Selway was reduced to $11,667 and (ii) we issued to Selway 45,000 shares of common stock in full satisfaction of all accrued and unpaid liabilities (including all management fees) owed to Selway pursuant to the management agreement through July 2010. Those 45,000 shares were issued in July 2010.There is no provision for an additional bonus in the Amended Management Agreement. Other terms and conditions of the management agreement remained unchanged.

17.	STOCKHOLDERS’ EQUITY

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by our Board of Directors. No preferred stock was issued or outstanding as of December 31, 2010 or 2009.

Common Stock

We are authorized to issue 50,000,000 shares of common stock. Stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Holders of common stock that voted against our acquisition of CTI in 2008 had the right to demand redemption of their common stock for a pro rata portion of the cash and cash equivalents held in trust. The final $1.1 million redemptions were paid in 2009.

Other Equity Instruments

As of December 31, 2010, we had 4,310,756 common stock purchase warrants (“warrants”) outstanding that were not related to stock-based compensation, of which 4,032,006 were sold in a public offering, 160,000 were issued in 2010 in conjunction with the Subordinated Term Loan (see Note 10) and 118,750 were sold to a third party. Previously, we had warrants outstanding from a private placement that were exercised during 2009. Also outstanding at December 31, 2010 wasan option to purchase up to a total of 731,250 units. Each unit consisted of one share of common stock and one common stock purchase warrant.

Public Offering Warrants

On May 1, 2007 we sold 7,312,500 units in our initial public offering for $58.5 million, or $8.00 per unit. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00 per share. These warrants expire April 25, 2012. These warrants are redeemable by us at a price of $0.01 per warrant upon a 30-day notice, only in the event that the last sales price of the common stock is at least $11.50 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the date on which notice of redemption is given.

Holders of warrants (a) sold in a public offering and (b) included as part of the units underlying the option sold (see below) will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of common stock underlying the warrants is then effective and a current prospectus is then available or such shares are exempt from registration and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Such a registration statement became effective on February 9, 2009.

In 2009, 3,049,994 of these warrants were exercised on a cashless basisin exchange for 1,520,396 common shares and 5,500 were exercised on a cash basis. There were no warrants exercised in 2010.

Private Placement Warrants

On April 25, 2007 we sold 187,500 units in a private placement to two current Directors, Yaron Eitan, Chief Executive Officer at that time, and Winston Churchill, Chairman of the Board of Directors at that time, for $1.5 million. Each unit consisted of one share of common stock and one common stock purchase warrant. Each warrant entitled the holder to purchase one share of common stock at an exercise price of $5.00 per share. All 187,500 warrants associated with these units were exercised on a cashless basis in February 2009 in exchange for 94,392 common shares.

Warrants Sold to a Third Party

On October 15, 2008, we sold 118,750 common stock purchase warrants and 593,750 shares of common stock for a combined price of $4.8 million. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00 per share. These warrants expire on December 19, 2011 unless redeemed earlier.

Options to Purchase Units

In connection with our initial public offering on April 25, 2007, we sold to the representative of the underwriter an option to purchase up to a total of 731,250 units for $100. Each unit consists of one share of common stock and one common stock purchase warrant. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.50 per share, which may be exercised on a cashless basis. This option is exercisable at $8.80 per unit upon the completion of an acquisition of a business (which occurred on December 19, 2008). This option expires five years from the date of our initial public offering (April 25, 2012). We accounted for this option as a cost of raising capital and have included the instrument as equity in the financial statements. Accordingly, there was no net impact on financial position or results of operations, except for the recording of the proceeds from the sale. We estimated, based upon a Black-Scholes model, that the fair value of the purchase option on the date of sale was $3.40 per unit (or $2.5 million in the aggregate), using an expected term of 5 years, volatility of 44%, and a risk-free rate of 5%.

Share-Based Compensation

On March 3, 2009, our Board of Directors adopted the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan (the “Plan”). The Plan was approved during our Annual Meeting of Stockholders on June 18, 2009. The purpose of the Plan is to benefit stockholders by assisting us to attract, retain and provide incentives to key management employees and non-employee directors of, and non-employee consultants to, Cyalume Technologies Holdings, Inc. and its subsidiaries, and to align the interests of such employees, non-employee directors and non-employee consultants with those of stockholders. Accordingly, the Plan provides for the granting of Distribution Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Stock Appreciation Rights, Tandem Stock Appreciation Rights, Unrestricted Stock Awards or any combination of the foregoing, as may be best suited to the circumstances of the particular employee, director or consultant as provided herein. Under the Plan, we are authorized to issue up to two million shares of common stock, of which 607,750 shares are available for future awards as of December 31, 2010. Awards under the Plan can impose various service periods and other terms upon the awardee, however the maximum term of options or similar instruments granted under the Plan is ten years.

During the years ended December 31, 2010 and 2009, total expense recorded for share-based compensation was $1.2 million and $525,000, respectively. Additionally, in 2009 we capitalized common stock awards valued at $225,000 that were awarded as payment for services rendered in conjunction with the business combination that occurred in December 2008. The following presents how share-based expenses are included in our consolidated statements of operations (in thousands):

	Year Ended December 31,
	2010 (in thousands)		2009 (in thousands)
Cost of goods sold	$37		$2
Sales and marketing	88		2
General and administrative	857		502
Research and development	199		19
	$1,181	(1)	$525	(2)

(1)	The related recognized tax benefit in our consolidated statement of operations is $341,000.
(2)	The related recognized tax benefit in our consolidated statement of operations is $200,000.

We do not currently possess any treasury shares, therefore any issuance of stock for any stock-based compensation award is expected to be from new shares.

Stock Option and Warrant Awards

We use a Black-Scholes pricing model to value all stock options and warrants awarded as stock-based compensation. We estimated the expected term of the options and warrants awarded under stock-based compensation arrangements individually based on the estimated term of the award, the exercise price of the award, the estimated risk-free interest rate over the award’s estimated term, estimated annual dividend yield and the estimated volatility of our common stock over the award’s estimated term. Since our common stock did not have sufficient trading history that was representative of an operating company as of each award’s grant date, each award’s volatility assumption was derived using historical data of another public company operating in our industry. We believe the volatility estimate calculated from that company is a reasonable benchmark to use in estimating the expected volatility of our common stock; however, that estimated volatility may not necessarily be representative of the volatility of the underlying securities in the future. Our risk-free interest rate assumptions are based on U.S. Treasury securities issued with maturities similar to the expected terms of the awards. The fair value of each award is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions for awards to employees and non-employees:

	2010	2009
Estimated term (years)	4.6 - 10	5 – 10
Risk-free interest rate	1.81 – 3.77%	1.87 – 3.67%
Estimated dividend yield	None	None
Volatility	26.94 – 33.56%	25.98% - 34.11%
Discount for post-vesting restrictions	None	None

Stock options and warrants awarded as of December 31, 2010 generally vest from zero to 3 years. Options awarded to executive officers and other management typically are earned based on meeting Board-determined or CEO-determined performance goals unique to each award recipient and require continued employment over the vesting period. Options awarded to members of the Board of Directors typically vest on the grant date. Options and warrants awarded typically expire 10 years after the grant date.

Stock option and warrant activity related to stock-based compensation is summarized as follows:

	Shares (in thousands)		Weighted Average Exercise Price
Outstanding at December 31, 2008	100		$8.00
Granted (1)	478		3.55
Exercised	—		—
Forfeited	—		—
Expired	—		—
Outstanding at December 31, 2009	578		4.32
Granted (2)	615		3.07
Exercised	—		—
Forfeited	(49)		3.65
Expired	—		—
Outstanding at December 31, 2010	1,144		$3.75
Exercisable at December 31, 2010	748	(3)	3.92

(1)	The weighted-average grant-date fair value of awards granted was $1.59.
(2)	The weighted-average grant-date fair value of awards granted was $1.56.
(3)	The aggregate intrinsic value of such awards exercisable at December 31, 2010 is $556,000. The weighted-average remaining contractual term of such awards is 6.69 years.

The following table summarizes information about stock options and warrants related to stock-based compensation that (i) are not subject to performance conditions and (ii) are vested or are expected to vest as of December 31, 2010:

				Options Outstanding		Options Exercisable
				Weighted
				Average	Weighted			Weighted
		Number		Remaining	Average	Number		Average
Range of		Outstanding		Contractual	Exercise	Exercisable		Exercise
Exercise Prices		(in thousands)		Term (Years)	Price	(in thousands)		Price
$0.00	$2.00	160		4.58	$2.00	160		$2.00
2.01	4.00	767		8.73	3.45	395		3.48
4.01	6.00	82		8.18	4.80	82		4.80
6.01	8.00	100		.97	8.00	100		8.00
		1,109	(1)	7.39	$3.75	737	(2)	$3.92

(1)	The aggregate intrinsic value of these stock options and warrants is $790,000 as of December 31, 2010.
(2)
The aggregate intrinsic value of these stock options and warrants is $552,000 as of December 31, 2010. The weighted-average remaining contractual term for these options is 6.67 years as of December 31, 2010.

The following table summarizes information about stock options related to stock-based compensation that (i) are subject to performance conditions and (ii) are vested or are expected to vest as of December 31, 2010:

				Options Outstanding		Options Exercisable
Weighted
				Average	Weighted			Weighted
		Number		Remaining	Average	Number		Average
Range of		Outstanding		Contractual	Exercise	Exercisable		Exercise
Exercise Prices		(in thousands)		Term (Years)	Price	(in thousands)		Price
$2.01	$4.00	35	(1)	8.48	$3.65	10	(2)	$3.65

(1)	The aggregate intrinsic value of these stock options is $14,000 as of December 31, 2010.
(2)	The aggregate intrinsic value of these stock options is $4,000 as of December 31, 2010. The weighted-average remaining contractual term for these options is 8.47 years as of December 31, 2010.

As of December 31, 2010, there was $587,000 of unrecognized compensation cost related to nonvested option awards which is expected to be recognized over a weighted-average period of 1.83 years.

Stock Awards

We value stock awards at the closing market price of the underlying shares on the trading day previous to the grant date, adjusted for expected forfeitures.

Nonvested restricted common stock related to stock-based compensation is summarized as follows:

	Shares (in thousands)	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2008	—	$—
Granted	246	3.45
Vested	(67)	—
Forfeited	—	—
Outstanding at December 31, 2009	179	3.43
Granted	252	3.59
Vested(1)	(106)	3.43
Forfeited	(1)	3.25
Outstanding at December 31, 2010	324	$3.61

As of December 31, 2010, there are 250,000 stock awards that will vest upon fulfilling service conditions and 74,000 stock awards that will vest upon fulfilling performance conditions and service conditions.

(1)	The total fair value of restricted common stock awards that vested during 2010 was $371,000.

As of December 31, 2010, there was $748,000 of unrecognized compensation cost related to nonvested stock awards which is expected to be recognized over a weighted-average period of 2.05 years.

Accumulated Other Comprehensive Loss

The ending accumulated balances for each item in accumulated other comprehensive loss are as follows (all amounts in thousands):

	Year Ended December 31,
	2010	2009
Foreign currency translation gain (loss)	$(459)	$27
Unrealized loss on cash flow hedges, net of taxes	(211)	(43)
	$(670)	$(16)

Changes in accumulated other comprehensive loss due to derivative instruments and hedging activities are as follows (all amounts in thousands):

Balance, December 31, 2008	$(102)
Unrealized gain on interest rate swaps, net of taxes of $35	59
Unrealized losses (gains) reclassified to current period earnings	—
Balance, December 31, 2009	(43)
Unrealized loss on interest rate swaps, net of taxes of $100	(168)
Unrealized losses (gains) reclassified to current period earnings	—
Balance, December 31, 2010	$(211)

Changes in accumulated other comprehensive loss due to currency translation adjustments (all amounts in thousands):

Balance, December 31, 2008	$(179)
Adjustments due to translation of CTSAS financial statements from Euros into U.S. Dollars	206
Reclassifications to current period earnings	—
Balance, December 31, 2009	27
Adjustments due to translation of CTSAS financial statements from Euros into U.S. Dollars	(486)
Reclassifications to current period earnings	—
Balance, December 31, 2010	$(459)

18.	EMPLOYEE BENEFIT PLANS

The CTI Employee Savings and Retirement Plan (the “ESRP”), is intended to be qualified under Section 401(k) of the Internal Revenue Code.  Employees of CTI who have reached the age of 18 are eligible for participation on the first entry date after three months of service. Entry dates are the first day of January, April, July and October. Employees may defer receiving compensation up to the maximum amount permitted under the Internal Revenue Code. Matching contributions to the ESRP equal (i) 3% of employee compensation plus (ii) 50% of between 3% and 5% of employee compensation. For the years ended December 31, 2010 and 2009, employer matching contributions were $220,000 and $212,000, respectively.

19.	CONCENTRATIONS

Sales Concentrations

In 2009, 52% of our revenue was received from three customers. In 2010,77% of our revenue was received from a different combination of three customers.

Geographic Concentrations

We sell to customers located in the United States of America and in international markets, including Europe.  Revenues to customers outside the United States represent 33% and 42% of net revenues for the years ended December 31, 2010 and 2009, respectively.

Concentrations of Credit Risk Arising from Financial Instruments

As of December 31, 2010, two customers combined represented 48% of gross accounts receivable and no other customer owed more than 10%. These accounts receivable were collected in full in the first quarter of 2011. As of December 31, 2009, 50% of gross accounts receivable was due from a single customer, and no other customer owed more than 10%. This receivable was collected in the first quarter of 2010.

We maintain cash in several different financial institutions in amounts that typically exceed U.S. federally insured limits and in financial institutions in international jurisdictions where insurance is not provided. We have not experienced any losses in such accounts and believe we are not exposed to significant credit risk.

20.	RESTRUCTURING COSTS

During the period ended December 31, 2008, CTI underwent a corporate restructuring pursuant to which it’s CEO and two Vice-Presidents left CTI, resulting in a restructuring charge of $1.1 million being recorded. $229,000 of this restructuring charge was paid in cash during 2009.

21.	SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash Paid for Interest and Income Taxes (all amounts in thousands):

	Year Ended December 31,
	2010	2009
Interest	$2,162	$2,012
Income taxes	$195	$619

Non-Cash Investing and Financing Activities (all amounts in thousands):

	Year Ended December 31,
	2010	2009
Increase in goodwill resulting from subsequent recognition of deferred taxes	$—	$4,677
Accrual of costs directly related to the Acquisition (an increase to goodwill)	—	392
Increase in the Acquisition date fair value of property, plant & equipment (a reduction of goodwill)	—	372
Increase in the Acquisition date fair value of intangible assets (a reduction of goodwill)	—	2,024
Remeasurement of asset retirement obligation	—	26
Extinguishment of notes payable due to related parties by issuing common stock	—	82
Payment of accounts payable due to related parties by issuing common stock	146	—
Warrants issued in conjunction with convertible debt	200	—
Debt issuance costs withheld from proceeds of the Subordinated Term Loan	858	—

22.	SUBSEQUENT EVENTS

On March 18, 2011 we sold 871,823 unregistered shares of common stock to institutional investors in a private placement at a price of $4.60 per share. A related registration rights agreement requires us to file a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) to register the shares for resale within 45 calendar days of the closing date, and to have the registration statement declared effective within 90 calendar days of the closing date of the private placement, or 150 days in the event the Registration Statement is reviewed by the SEC. The consideration paid by the investors consisted of $3.5 million in cash and the cancellation of 1,015,000 public warrants, which were valued at $.50 per warrant. We will use the proceeds for general corporate purposes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and
Stockholders of Cyalume Technologies Holdings, Inc.

We have audited the consolidated financial statements of Cyalume Technologies Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2010, and for year then ended, and have issued our report thereon dated March 25, 2011. Such consolidated financial statements and report thereon are included in the Company’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.  Our audit also included the financial statement schedule for the years ended December 31, 2010 and 2009, listed in Item 15. This financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement schedule based on our audit.  In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements as of December 31, 2010 and 2009, and for the years then ended, taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ CCR LLP

Glastonbury, Connecticut
March 25, 2011

Cyalume Technologies Holdings, Inc.
Consolidated Financial Statement Schedule
Schedule II – Valuation and Qualifying Accounts
(in thousands)

		Additions
Description	Balance at Beginning of Period	Charged to costs and expenses	Charged to other accounts (Describe)	Deductions (Describe)		Balance at End of Period
Year ended December 31, 2009
Allowance for Doubtful Accounts	$452	$20	$—	$(233	) (1)(2)	$239
Reserve for Slow-Moving and Obsolete Inventory	543	473	—	(107	) (2)(3)	909
Deferred Tax Asset Valuation Allowance	1,068	4,971	—	—		6,039
Year ended December 31, 2010
Allowance for Doubtful Accounts	239	42	—	(219	) (1)(2)	62
Reserve for Slow-Moving and Obsolete Inventory	909	106	—	(813	) (2)(3)	202
Deferred Tax Asset Valuation Allowance	6,039	(1,977)	—	—		4,062

(1)	Write-offs
(2)	Currency translation
(3)	Inventory discarded

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

1,031,823 Shares Common Stock

CYALUME TECHNOLOGIES HOLDINGS, INC.

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

SEC Registration fee	$560
Accounting fees and expense	$10,000
Printing and engraving expenses	$0
Legal fees and expenses	$25,000
Miscellaneous	$2,500
Total	$38,060

Item 14. Indemnification of Directors and Officers

Our Fifth Amended and Restated Certificate of Incorporation provides that all Directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, Directors, employees and agents is set forth below.

‘‘Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)          A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)          A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)          To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)       Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)       Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)       The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)       A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)       For purposes of this section, references to ‘‘the corporation’’ shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)       For purposes of this section, references to ‘‘other enterprises’’ shall include employee benefit plans; references to ‘‘fines’’ shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to ‘‘serving at the request of the corporation’’ shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner ‘‘not opposed to the best interests of the corporation’’ as referred to in this section.

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(j)     The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).’’

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Seventh of our Fifth Amended and Restated Certificate of Incorporation provides:

‘‘The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.’’

The Registrant’s amended and restated certificate of incorporation also provides that no director of the Corporation shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision of the Registrant’s amended and restated certificate of incorporation shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision of the Registrant’s amended and restated certificate of incorporation shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Registrant existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Bylaws.   The Registrant’s bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the DGCL. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Registrant and had no reason to believe that such person’s conduct was illegal.

Insurance. The Registrant maintains directors and officers liability insurance, which covers Directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Item 15. Recent Sales of Unregistered Securities.

On March 18, 2011 we issued an aggregate of 871,823 shares of our common stock to seven accredited investors, pursuant to a stock purchase agreement. The shares of our common stock issued in this transaction were issued in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions not involving a public offering, and Regulation D, promulgated thereunder.  Such shares are being registered hereunder.

On or about July 14, 2009 we issued 17,150 shares of our common stock to two shareholders in extinguishment of their outstanding notes payable, pursuant to a debt conversion agreement with the two shareholders, dated May 31, 2009. The shares of our common stock issued to the two stockholders were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.

On or about July 7, 2009 we issued 7,000 shares of our common stock to a consultant pursuant to a service agreement dated February 12, 2009. The shares of our common stock issued to this consultant were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.

On March 9, 2009 we issued an aggregate of 138,165 shares of our common stock to the 19 members of GMS as an adjustment to working capital, pursuant to the stock purchase agreement with GMS dated February 14, 2008, as amended. The shares of our common stock issued to GMS were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.

On or about January 13, 2009 a holder of 225,000 of our public warrants exercised the same on a cash-less basis. In consideration for such exercise, we issued LKCM Private Discipline Master Fund, SPC 79,839 shares of our common stock. Such shares were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.

Item 16, Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Description
2.1
Stock Purchase Agreement dated February 14, 2008 by and among Vector Intersect Acquisition Corporation, as the Parent, Cyalume Acquisition Corp., a Delaware corporation, as the Purchaser, Cyalume Technologies, Inc. and GMS Acquisition Partners Holdings, LLC. (1)

2.2		Amendment No. 1 to Stock Purchase Agreement, dated October 22, 2008. (2)
2.3		Amendment No. 2 to Stock Purchase Agreement, dated December 17, 2008. (3)
2.4		Amendment No. 3 to Stock Purchase Agreement, dated December 18, 2008. (3)
3.1		Fifth Amended and Restated Certificate of Incorporation. (3)
3.2		By-laws. (4)
4.1		Specimen Common Stock Certificate. (4)
4.2		Specimen Unit Certificate. (4)
4.3		Specimen Warrant Certificate. (4)
4.4		Form of Unit Purchase Option to be granted to the representative. (4)
5.1	*	Opinion of Loeb & Loeb LLP
10.1		Form of Stock Escrow Agreement among the Registrant, American Stock Transfer & Trust Company and the Initial Stockholders. (4)
10.2		Form of Registration Rights Agreement among the Registrant, the Initial Stockholders and the Private Placement Purchasers. (4)
10.3		Employment Agreement with Derek Dunaway dated June 2, 2009. (5)
10.4		Employment Agreement with Michael Bielonko dated June 2, 2009. (5)
10.5		Employment Agreement with Thomas McCarthy dated June 2, 2009. (5)
10.6		Employment Agreement with Tomas Ogas dated May 14, 2009. (5)
10.7		Employment Agreement with Earl Cranor dated July 17, 2009. (6)
10.8		TD Bank First Amendment to Credit Agreement and Limited Waiver dated September 11, 2009. (7)
10.9		TD Bank Second Amendment to Credit Agreement and Limited Waiver dated December 7, 2009. (8)
10.10
Supply Agreement between Cyalume Technologies, Inc. (f/k/a Omniglow Corporation) and LC Ind., Inc., dated June 2004 (confidential treatment has been requested for certain portions of this agreement which have been redacted). (9) (Exhibit 10.21).

10.11
Supply Agreement between Cyalume Technologies S.A. and NATO Maintenance and Supply Agency dated July 28, 2008 (confidential treatment has been requested for certain portions of this agreement which have been redacted).(9) (Exhibit 10.22).

10.12
Supplemental Agreement No. 1, dated July 28, 2008, to the  Supply Agreement between Cyalume Technologies S.A. and NATO Maintenance and Supply Agency dated July 28, 2008 (confidential treatment has been requested for certain portions of this agreement which have been redacted). (9) (Exhibit 10.23).

10.13
Supply Agreement between Cyalume Technologies S.A. and NATO Maintenance and Supply Agency dated August 20, 2008 (confidential treatment has been requested for certain portions of this agreement which have been redacted). (9) (Exhibit 10.24).

10.14
Supplemental Agreement No. 2, dated October 6, 2008, to the  Supply Agreement between Cyalume Technologies S.A. and NATO Maintenance and Supply Agency dated July 28, 2008 (confidential treatment has been requested for certain portions of this agreement which have been redacted).(9) (Exhibit 10.25).

10.15
Supplemental Agreement No. 3, dated October 6, 2008, to the  Supply Agreement between Cyalume Technologies S.A. and NATO Maintenance and Supply Agency dated  July 28, 2008 (confidential treatment has been requested for certain portions of this agreement which have been redacted). (9) (Exhibit 10.26).

10.16
Supply Agreement between Cyalume Technologies, Inc. and the U.S. Department of Defense, dated January 22, 2010 (confidential treatment has been requested for certain portions of this agreement which have been redacted). (9) (Exhibit 10.27).

10.17		Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan. (10)
10.18
Subordinated Loan Agreement dated as of July 29, 2010 among Cyalume Technologies, Inc., Cyalume Technologies Holdings, Inc., the Lenders and other financial institutions or other entities from time to time parties thereto and Granite Creek Partners Agent, LLC as Agent. (11)

10.19		Subordinated Security and Pledge Agreement dated as of July 29, 2010 between Cyalume Technologies, Inc. and Granite Creek Partners Agent, LLC. (11)
10.20		Subordinated Guaranty Agreement dated as of July 29, 2010 entered into by Cyalume Technologies Holdings, Inc. for the benefit of Granite Creek Partners Agent, LLC. (11)
10.21		Subordinated Stock Pledge Agreement dated as of July 29, 2010 entered into by Cyalume Technologies Holdings, Inc. (11)
10.22
Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 29, 2010 among Cyalume Technologies, Inc., Cyalume Technologies Holdings, Inc., the Lenders and the other financial institutions or other entities from time to time parties thereto and TD Bank, N.A., a national banking association, as Agent and as Lender. (11)

10.23		Form of Warrant issued to Granite Creek FlexCap I, L.P. (11)
10.24		Form of Warrant issued to Patriot Capital II, LP. (11)
10.25		Registration Rights Agreement between CTHI and Granite Creek FlexCap I, L.P. (11)
10.26		Registration Rights Agreement between CTHI and Patriot Capital II, LP. (11)
10.27
Extension of deadline (contained in the TD Bank Second Amendment to Credit Agreement and Limited Waiver dated December 7, 2009) to receive at least $3.0 million in new subordinated debt or from an equity offering from April 30, 2010 to June 30, 2010. (12)

10.28
Extension of deadline (contained in the TD Bank Second Amendment to Credit Agreement and Limited Waiver dated December 7, 2009) to receive at least $3.0 million in new subordinated debt or from an equity offering from June 30, 2010 to July 31, 2010. (13)

18.1		Letter from our independent registered public accounting firm regarding our change in the annual date on which we test goodwill for impairment. (14)
21.1		Subsidiaries of the Registrant. (14)
23.1	*	Consent of CCR LLP
23.2	*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on signature page of this Registration Statement)

(1)	Incorporated by reference to the Current Report on Form 8-K dated February 14, 2008 and filed with the Commission February 21, 2008.
(2)	Incorporated by reference to the Current Report on Form 8-K dated October 22, 2008 and filed with the Commission November 4, 2008.
(3)	Incorporated by reference to the Current Report on Form 8-K dated December 17, 2008 and filed with the Commission December 23, 2008.
(4)	Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-127644) filed August 18, 2005.
(5)	Incorporated by reference to the Current Report on Form 8-K dated May 14, 2009 and filed with the Commission June 4, 2009.
(6)	Incorporated by reference to the Current Report on Form 8-K dated July 17, 2009 and filed with the Commission July 22, 2009.
(7)	Incorporated by reference to the Current Report on Form 8-K dated September 11, 2009 and filed with the Commission September 23, 2009.
(8)	Incorporated by reference to the Current Report on Form 8-K dated December 17, 2009 and filed with the Commission December 18, 2009.
(9)
Incorporated herein by reference to the exhibits to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2009 filed with the Commission on March 22, 2010. The number given in parenthesis indicates the corresponding exhibit number in such Form 10-K.

(10)	Incorporated by reference to the Definitive Proxy Statement on Schedule 14A filed on April 30, 2009.
(11)	Incorporated by reference to the Current Report on Form 8-K dated July 29, 2010 and filed with the Commission August 3, 2010.
(12)	Incorporated by reference to the Current Report on Form 8-K dated April 30, 2010 and filed with the Commission May 6, 2010.
(13)	Incorporated by reference to the Current Report on Form 8-K dated June 30, 2010 and filed with the Commission July 8, 2010.
(14)
Incorporated herein by reference to the exhibits to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2010 filed with the Commission on March 28, 2011. The number given in parenthesis indicates the corresponding exhibit number in such Form 10-K.

*	Filed herewith.

Item 17. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Springfield, State of Massachusetts, on the 8th day of April 2011.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Derek Dunaway
Derek Dunaway
President & Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Derek Dunaway and Michael Bielonko, and each of them individually, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Derek Dunaway	President and Chief Executive Officer	April 7, 2011
Derek Dunaway	(Principal Executive Officer)

/s/ Michael Bielonko	Secretary and Chief Financial Officer	April 6, 2011
Michael Bielonko	(Principal Financial Officer)

/s/ Winston J. Churchill	Chairman of the Board	April 7, 2011
Winston J. Churchill

/s/ Yaron Eitan	Vice Chairman of the Board	April 6, 2011
Yaron Eitan

/s/ Archie Clemins	Director	April 6, 2011
Archie Clemins

/s/ Doron Cohen	Director	April 7, 2011
Doron Cohen

/s/ Thomas G. Rebar	Director	April 8, 2011
Thomas G. Rebar

/s/ Joseph T. Gorman	Director	April 8, 2011
Joseph T. Gorman

/s/ Andrew Intrater	Director	April 7, 2011
Andrew Intrater

/s/ Jason Epstein	Director	April 7, 2011
Jason Epstein

/s/ Yair Shamir	Director	April 7, 2011
Yair Shamir

/s/ Frank Kline	Director	April 7, 2011
Frank Kline